Exhibit 99
Item 8: Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Motorola, Inc.:
      We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
      As discussed in Notes 1 and 8 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. Also, as discussed in Notes 1 and 7 to the consolidated financial statements, effective December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).
Chicago, Illinois
August 3, 2007

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31

(In millions, except per share amounts)	2006	2005	2004

Net sales	$42,847	$35,310	$29,680
Costs of sales	30,120	23,881	19,715

Gross margin	12,727	11,429	9,965

Selling, general and administrative expenses	4,504	3,628	3,508
Research and development expenditures	4,106	3,600	3,316
Other charges (income)	25	(404)	149

Operating earnings	4,092	4,605	2,992

Other income (expense):
Interest income (expense), net	326	71	(200)
Gains on sales of investments and businesses, net	41	1,845	460
Other	151	(109)	(140)

Total other income	518	1,807	120

Earnings from continuing operations before income taxes	4,610	6,412	3,112
Income tax expense	1,349	1,893	1,013

Earnings from continuing operations	3,261	4,519	2,099
Earnings (loss) from discontinued operations, net of tax	400	59	(567)

Net earnings	$3,661	$4,578	$1,532

Earnings (loss) per common share:
Basic:
Continuing operations	$1.33	$1.83	$0.89
Discontinued operations	0.17	0.02	(0.24)

	$1.50	$1.85	$0.65

Diluted:
Continuing operations	$1.30	$1.79	$0.87
Discontinued operations	0.16	0.02	(0.23)

	$1.46	$1.81	$0.64

Weighted average common shares outstanding:
Basic	2,446.3	2,471.3	2,365.0
Diluted	2,504.2	2,527.0	2,472.0
Dividends paid per share	$0.18	$0.16	$0.16

See accompanying notes to consolidated financial statements.

Motorola, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31

(In millions, except per share amounts)	2006	2005

ASSETS
Cash and cash equivalents	$2,816	$3,774
Sigma Funds	12,204	10,867
Short-term investments	620	144
Accounts receivable, net	7,509	5,652
Inventories, net	3,162	2,422
Deferred income taxes	1,731	2,355
Other current assets	2,933	2,496
Current assets held for sale	—	312

Total current assets	30,975	28,022

Property, plant and equipment, net	2,267	2,020
Investments	895	1,644
Deferred income taxes	1,325	1,196
Other assets	3,131	2,597
Non-current assets held for sale	—	323

Total assets	$38,593	$35,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable and current portion of long-term debt	$1,693	$448
Accounts payable	5,056	4,295
Accrued liabilities	8,676	7,529
Current liabilities held for sale	—	320

Total current liabilities	15,425	12,592

Long-term debt	2,704	3,806
Other liabilities	3,322	2,727
Non-current liabilities held for sale	—	4

Stockholders’ equity
Preferred stock, $100 par value		—
Common stock, $3 par value	7,197	7,508
Issued shares: 2006—2,399.1 and 2005—2,502.7
Outstanding shares: 2006—2,397.4 and 2005—2,501.1
Additional paid-in capital	2,509	4,691
Retained earnings	9,086	5,897
Non-owner changes to equity	(1,650)	(1,423)

Total stockholders’ equity	17,142	16,673

Total liabilities and stockholders’ equity	$38,593	$35,802

See accompanying notes to consolidated financial statements.

Motorola, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

		Non-Owner Changes To Equity

		Fair Value
	Common	Adjustment	Foreign
	Stock and	To Available	Currency	Retirement
	Additional	For Sale	Translation	Benefits	Other
	Paid-In	Securities,	Adjustments,	Adjustments,	Items,	Retained	Comprehensive
(In millions, except per share amounts)	Capital	Net of Tax	Net of Tax	Net of Tax	Net of Tax	Earnings	Earnings (Loss)

Balances at January 1, 2004	$9,379	$1,499	$(217)	$(873)	$(202)	$3,103

Net earnings						1,532	$1,532
Net unrealized losses on securities (net of tax of $59)		(82)					(82)
Foreign currency translation adjustments (net of tax of $35)			(150)				(150)
Retirement benefits adjustments(net of tax of $126)				(188)			(188)
Issuance of common stock and stock options exercised (including tax benefits of $51)	688
Gain on sale of subsidiary stock	397
Issuance of stock related to Equity Security Units	1,200
Net loss on derivative instruments (net of tax of $39)					(70)		(70)
Dividends declared ($0.16 per share)						(380)
Spin-off of Freescale Semiconductor, Inc.			228			(2,533)

Balances at December 31, 2004	11,664	1,417	(139)	(1,061)	(272)	1,722	$1,042

Net earnings						4,578	$4,578
Net unrealized losses on securities (net of tax of $812)		(1,320)					(1,320)
Foreign currency translation adjustments (net of tax of $29)			(114)				(114)
Retirement benefits adjustments(net of tax of $66)				(208)			(208)
Issuance of common stock and stock options exercised (including tax benefits of $210)	1,409
Share repurchase program	(874)
Net gain on derivative instruments (net of tax of $154)					274		274
Dividends declared ($0.16 per share)						(403)

Balances at December 31, 2005	12,199	97	(253)	(1,269)	2	5,897	$3,210

Net earnings						3,661	$3,661
Net unrealized losses on securities (net of tax of $37)		(60)					(60)
Foreign currency translation adjustments (net of tax of $1)			127				127
Retirement benefits adjustments (net of tax of $150)				(308)			206
Issuance of common stock and stock options exercised	916
Share repurchase program	(3,826)
Excess tax benefits from share-based compensation	165
Stock option and employee stock purchase plan expense	252
Net gain on derivative instruments (net of tax of $6)					14		14
Dividends declared ($0.19 per share)						(472)

Balances at December 31, 2006	$9,706	$37	$(126)	$(1,577)	$16	$9,086	$3,948

See accompanying notes to consolidated financial statements.

Motorola, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31

(In millions)	2006	2005	2004

Operating
Net earnings	$3,661	$4,578	$1,532
Less: Earnings (loss) from discontinued operations	400	59	(567)

Earnings from continuing operations	3,261	4,519	2,099
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	558	540	566
Non-cash other charges	49	106	198
Share-based compensation expense	276	14	28
Gains on sales of investments and businesses	(41)	(1,845)	(460)
Deferred income taxes	838	1,000	466
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(1,775)	(1,303)	(551)
Inventories	(718)	(19)	(399)
Other current assets	(388)	(721)	(780)
Accounts payable and accrued liabilities	1,654	2,405	1,840
Other assets and liabilities	(215)	(388)	(105)

Net cash provided by operating activities from continuing operations	3,499	4,308	2,902

Investing
Acquisitions and investments, net	(1,068)	(312)	(476)
Proceeds from sale of investments and businesses	2,001	1,538	682
Capital expenditures	(649)	(548)	(405)
Proceeds from sale of property, plant and equipment	85	103	138
Purchases of Sigma Funds investments, net	(1,337)	(3,157)	(1,522)
Sales (purchases) of short-term investments	(476)	8	(13)

Net cash used for investing activities from continuing operations	(1,444)	(2,368)	(1,596)

Financing
Net proceeds from (repayment of) commercial paper and short-term borrowings	66	11	(19)
Repayment of debt	(18)	(1,132)	(2,250)
Repayment of TOPrS	—	—	(500)
Issuance of common stock	918	1,199	1,680
Purchase of common stock	(3,826)	(874)	—
Excess tax benefits from share-based compensation	165	—	—
Net payments related to debt redemption	—	—	(52)
Distribution from (to) discontinued operations	(23)	283	1,366
Payment of dividends	(443)	(394)	(378)

Net cash used for financing activities from continuing operations	(3,161)	(907)	(153)

Effect of exchange rate changes on cash and cash equivalents from continuing operations	148	(105)	91

Discontinued Operations
Net cash provided by (used for) operating activities from discontinued operations	(16)	297	1,363
Net cash used for investing activities from discontinued operations	(13)	(16)	(2,937)
Net cash provided by (used for) financing activities from discontinued operations	23	(283)	1,414
Effect of exchange rate changes on cash and cash equivalents from discontinued operations	6	2	73

Net cash used for discontinued operations	—	—	(87)

Net increase (decrease) in cash and cash equivalents	(958)	928	1,157
Cash and cash equivalents, beginning of year (includes $87 million at January 1, 2004 from discontinued operations)	3,774	2,846	1,689

Cash and cash equivalents, end of year	$2,816	$3,774	$2,846

Cash Flow Information

Cash paid during the year for:
Interest, net	$322	$318	$381
Income taxes, net of refunds	463	703	467

See accompanying notes to consolidated financial statements.

Motorola, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in millions, except as noted)

1.	Summary of Significant Accounting Policies
       Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All intercompany transactions and balances have been eliminated. The Company’s investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company’s investments in other entities are accounted for using the cost method.
      Revenue Recognition: The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility of the sales price is reasonably assured. In addition to these general revenue recognition criteria, the following specific revenue recognition policies are followed:
      Products and Equipment — For product and equipment sales, delivery generally does not occur until the products or equipment have been shipped, risk of loss has transferred to the customer, and objective evidence exists that customer acceptance provisions have been met. The Company records revenue when allowances for discounts, price protection, returns and customer incentives can be reliably estimated. Recorded revenues are reduced by these allowances. The Company bases its estimates on historical experience taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement.
      Long-Term Contracts — For long-term contracts that involve customization or modification of the Company’s equipment or software, the Company generally recognizes revenue using the percentage of completion method based on the percentage of costs incurred to date compared to the total estimated costs to complete the contract. In certain instances, when revenues or costs associated with long-term contracts cannot be reliably estimated or the contract involves unproven technologies or other inherent hazards, revenues and costs are deferred until the project is complete and customer acceptance is obtained.
      Services — Revenue for services is generally recognized ratably over the contract term as services are performed.
      Software and Licenses — Revenue from pre-paid perpetual licenses is recognized at the inception of the arrangement, presuming all other relevant revenue recognition criteria are met. Revenue from non-perpetual licenses or term licenses is recognized ratably over the period that the licensee uses the license. Revenue from software maintenance, technical support and unspecified upgrades is generally recognized over the period that these services are delivered.
      Multiple Element Arrangements — Arrangements with customers may include multiple deliverables, including any combination of products, equipment, services and software. If multiple element arrangements include software or software related elements, the Company applies the provisions of AICPA Statement of Position No. 97-2, “Software Revenue Recognition,” to determine separate units of accounting and the amount of the arrangement fee to be allocated to those separate units of accounting. Multiple element arrangements that include software are separated into more than one unit of accounting if the functionality of the delivered element(s) is not dependent on the undelivered element(s), there is vendor-specific objective evidence of the fair value of the undelivered element(s), and general revenue recognition criteria related to the delivered element(s) have been met. For all other deliverables, elements are separated into more than one unit of accounting if the delivered element(s) have value to the customer on a stand-alone basis, objective and reliable evidence of fair value exists for the undelivered element(s), and delivery of the undelivered element(s) is probable and substantially in the control of the Company. Revenue is allocated to each unit of accounting based on the relative fair value of each accounting unit or using the residual method if objective evidence of fair value does not exist for the delivered element(s). The revenue recognition criteria described above are applied to each separate unit of accounting. If these criteria are not met, revenue is deferred until the criteria are met or the last element has been delivered.
      Cash Equivalents: The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Sigma Funds: The Company and its wholly-owned subsidiaries invest most of their excess cash in two Sigma Reserve funds (the “Sigma Funds”), which are funds similar to a money market fund. The Sigma Funds portfolios are managed by five major outside investment management firms and include investments in high quality (rated at least A/ A-1 by S&P or A2/ P-1 by Moody’s at purchase date), U.S. dollar-denominated debt obligations including certificates of deposit, bankers’ acceptances and fixed time deposits, government obligations, asset-backed securities and commercial paper or short-term corporate obligations. The Sigma Funds investment policies require that floating rate instruments acquired must have a maturity at purchase date that does not exceed thirty-six months with an interest rate reset at least annually. The average maturity of the investments held by the funds must be 120 days or less with the actual average maturity of the investments being 53 days and 74 days at December 31, 2006 and 2005, respectively. The Company values investments in the Sigma Funds using the amortized cost method, which approximates current market value. Under this method, securities are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the security. Certain investments with maturities beyond one year have been classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.
      Inventories: Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).
      Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using straight-line and declining-balance methods, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years) and commences once the assets are ready for their intended use.
      Goodwill and Intangible Assets: Goodwill is not amortized, but instead is tested for impairment at least annually on October 1. Intangible assets are amortized over their respective estimated useful lives ranging from 18 months to 13 years. The Company has no intangible assets with indefinite useful lives.
      Impairment of Long-Lived Assets: Long-lived assets held and used by the Company and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a discounted future cash flows analysis. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.
      Investments: Investments include, principally, available-for-sale equity securities at fair value, held-to-maturity debt securities at amortized cost, securities that are restricted for more than one year or not publicly traded at cost, and equity method investments. For the available-for-sale equity securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of Stockholders’ Equity until realized. The fair values of the securities are determined based on prevailing market prices. The Company assesses declines in the value of individual investments to determine whether such decline is other-than-temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and the Company’s intent and ability to hold the investment.
      Deferred Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portion of the deferred tax assets that are not expected to be realized based on the level of historical taxable income, projections for future taxable income over the periods in which the temporary differences are deductible and allowable tax planning strategies.
      Finance Receivables: Finance receivables include trade receivables where contractual terms of the note agreement are greater than one year. Finance receivables are considered impaired when management determines it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Impaired finance receivables are valued based on the present value of expected future cash flows, discounted at the receivable’s effective rate of interest, or the fair value of the collateral if the receivable is collateral dependent. Interest income and late fees on impaired finance receivables are recognized only when payments are received. Previously impaired finance receivables are no longer considered impaired and are reclassified to performing when they have performed under a work out or restructuring for four consecutive quarters.
      Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. The Company’s financial instruments include cash and cash equivalents, Sigma Funds, short-term investments, accounts receivable, long-term finance receivables, accounts payable, accrued liabilities, notes payable, long-term debt, foreign currency contracts and other financing commitments. The fair values of these financial instruments were, with the exception of long-term debt as disclosed in Notes 4 and 5, not materially different from their carrying or contract values at December 31, 2006 and 2005.
      Foreign Currency: Certain of the Company’s non-U.S. operations use the respective local currency as the functional currency. These operations that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date and revenues and expenses using the monthly average exchange rates in effect for the period in which the items occur. The resulting translation adjustments are included as a component of Stockholders’ equity in the Company’s consolidated balance sheets. For those operations that have the U.S. dollar as their functional currency, transactions denominated in the local currency are measured into U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement of monetary assets and liabilities are included in Other income (expense) within the Company’s consolidated statement of operations.
      Derivative Instruments: Gains and losses on hedges of existing assets, or liabilities are marked-to-market and the result is included within Other income (expense) in the consolidated statements of operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Gains or losses on financial instruments that do not qualify as hedges under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) are recognized immediately as income or expense.
      Earnings Per Share: The Company calculates its basic earnings per share based on the weighted effect of all common shares issued and outstanding. Net earnings is divided by the weighted average common shares outstanding during the period to arrive at the basic earnings per share. Diluted earnings per share is calculated by dividing net earnings by the sum of the weighted average number of common shares used in the basic earnings per share calculation and the weighted average number of common shares that would be issued assuming exercise or conversion of all potentially dilutive securities, excluding those securities that would be anti-dilutive to the earnings per share calculation. Both basic and diluted earnings per share amounts are calculated for earnings from continuing operations and earnings (loss) from discontinued operations for all periods presented.
      Share-Based Compensation Costs: The Company has incentive plans which reward employees with stock options, an employee stock purchase plan, and restricted stock. Prior to January 1, 2006, the Company applied the intrinsic value method of accounting for share-based compensation. On January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). The amount of compensation cost for share-based awards is measured based on the fair value, as determined by the Black-Scholes option pricing model, on the grant date that the share-based awards are issued and adjusted for the estimated number of awards that are expected to vest. Compensation cost for equity instruments is recognized on a straight-line basis over the vesting period.
      Retirement Benefits: The Company records annual expenses relating to its pension benefit and postretirement plans based on calculations which include various actuarial assumptions, including discount rates, assumed asset rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The effects of the gains, losses, and prior service costs and credits are amortized over future service periods. As of December 31, 2006, the funding status, or projected benefit obligation less plan assets, for each plan, is reflected in the Company’s consolidated balance sheet.
      Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Reclassifications and Immaterial Adjustments: Certain amounts in prior years’ financial statements and related notes have been reclassified to conform to the 2006 presentation.
      As described in the Form 8-K filed on July 17, 2007, the Company has made two immaterial adjustments to our previously filed consolidated financial statements. The impact of these adjustments to the consolidated financial statements and related notes reported in this Form 8-K are detailed below.
      The first adjustment has a minor offsetting impact on the Consolidated Statements of Operations. The immaterial adjustment relates solely to the elimination of inter-segment sales relating to a business in our Home and Networks Mobility segment. The impact of the immaterial adjustment was $32 million, $48 million and $17 million for the years ended December 31, 2006, 2005 and 2004, respectively, between Net sales and Costs of sales, with no impact on Gross margin, Operating earnings or any other financial statement line items. The adjustment has no impact on the Consolidated Balance Sheets, Consolidated Statements of Stockholders’ Equity or Consolidated Statements of Cash Flows.
      The second adjustment has a minor impact on the Consolidated Balance Sheets and Consolidated Statements of Cash Flows. The immaterial adjustment relates solely to a $396 million change in classification of certain deposits between Cash and cash equivalents and Short-term investments at December 31, 2006. The resulting impact on the Consolidated Statements of Cash Flows for the year ended December 31, 2006 was a $396 million adjustment to Purchases of short-term investments, which resulted in a change to the Net decrease in cash and cash equivalents for the period, but has no impact on net cash provided by operating activities. The adjustment has no impact on the Company’s Consolidated Statements of Operations or Consolidated Statements of Stockholders’ Equity.
      Recent Accounting Pronouncements: In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.
      In September 2006, the FASB issued EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 requires that endorsement split-dollar life insurance arrangements which provide a benefit to an employee beyond the postretirement period be recorded in accordance with SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions” or APB Opinion No. 12, “Omnibus Opinion—1967” based on the substance of the agreement with the employee. Under the provisions of these Statements, a liability should be accrued equal to the actuarial present value of the future death benefit over the service period. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The effects of applying EITF 06-4 may be reflected as either a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption or through retrospective application to all prior periods. The Company is currently assessing the impact of EITF 06-4 on the Company’s consolidated financial statements.
      In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). SFAS 158 requires employers to (i) recognize the funded status of their defined benefit pension and other postretirement plans on their consolidated balance sheet, (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position, and (iv) disclose additional information in the notes to financial statements. The Company adopted the recognition and disclosure requirements of SFAS 158 as of December 31, 2006. The impact of adopting these provisions was an increase in net liabilities for pension and postretirement health care benefits of $783 million and a decrease in stockholders’ equity of $514 million, net of taxes. The SFAS 158 provision related to measurement date is effective for fiscal years ending after December 15, 2008. The Company is currently assessing the impact of the change in measurement date on the Company’s financial statements but does not believe the adoption of this provision of SFAS 158 will have a material impact on the Company’s consolidated financial statements.
      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value as required by other accounting pronouncements and expands fair value measurement disclosures. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on the Company’s consolidated financial statements.
      In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements.” SAB 108 expresses the SEC Staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 addresses the diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. The Company adopted the provisions of SAB 108 as of December 31, 2006. The adoption of SAB 108 did not have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

      In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective beginning January 1, 2007. The adoption of FIN 48 is not expected to have a material effect on the Company’s consolidated results of operations or cash flows. The Company estimates that the adoption of FIN 48 will cause an increase in noncurrent liabilities and an equal offsetting increase in noncurrent deferred tax assets in the range of $900 million to $1.0 billion. The amount of cash ultimately payable with regard to the uncertain tax positions is not affected by the balance sheet reclassification estimated upon the adoption of FIN 48 and will be a function of Motorola’s overall tax situation when the underlying tax issues are resolved, taking into account the availability of deferred tax assets that may reduce tax otherwise due.
      In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of SFAS No. 140” (“SFAS 156”). Among other requirements, SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract when there is either: (i) a transfer of the requirements for sale accounting, (ii) a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with SFAS  115, “Accounting for Certain Investments in Debt and Equity Securities”, or (iii) an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The Company does not believe the adoption of SFAS 156 will have a material effect on the Company’s consolidated results of operations, financial position or cash flows.

2.	Discontinued Operations
       During 2006, the Company completed the sale of its automotive electronics business, which was a component of the Company’s former Networks and Enterprise segment, to Continental AG for $856 million in net cash received. The Company recorded a gain on sale of business of $399 million before income taxes, which is included in Earnings (loss) from discontinued operations, net of tax, in the Company’s consolidated statements of operations.
      During the second quarter of 2004, the Company completed the separation of its semiconductor operations into a separate subsidiary, Freescale Semiconductor, Inc. (“Freescale Semiconductor”). Under the terms of the Master Separation and Distribution Agreement entered into between Motorola and Freescale Semiconductor, Freescale Semiconductor has agreed to indemnify Motorola for substantially all past, present and future liabilities associated with the semiconductor business. In July 2004, an initial public offering (“IPO”) of a minority interest of approximately 32.5% of Freescale Semiconductor was completed. As a result of the IPO the Company recorded additional paid-in capital of $397 million related to the excess of the IPO price over the book value of the shares sold. Concurrently in July 2004, Freescale Semiconductor issued senior debt securities in an aggregate principal amount of $1.25 billion. On December 2, 2004, Motorola completed the spin-off of its remaining 67.5% equity interest in Freescale Semiconductor. The spin-off was effected by way of a pro rata non-cash dividend to Motorola stockholders, which reduced retained earnings by $2.5 billion. Holders of Motorola stock at the close of business on November 26, 2004 received a dividend of .110415 shares of Freescale Semiconductor Class B common stock per share of Motorola common stock. No fractional shares of Freescale Semiconductor were issued. Stockholders entitled to fractional shares of Freescale Semiconductor Class B common stock in the distribution received the cash value instead. The equity distribution was structured to be tax-free to Motorola stockholders for U.S. tax purposes (other than with respect to any cash received in lieu of fractional shares).
      The financial results of the automotive electronics business and Freescale Semiconductor have been reflected as discontinued operations in the accompanying financial statements and related disclosures for all periods presented. As a result, the footnote disclosures have been revised to exclude amounts related to the automotive electronics business and Freescale Semiconductor.
      The following table displays summarized financial information for discontinued operations:

Years Ended December 31	2006	2005	2004

Net sales (including sales to other Motorola businesses of $0 million, $3 million and $1,173 million for the years ended December 31, 2006, 2005 and 2004, respectively)	$860	$1,581	$5,685
Operating earnings	87	118	352
Gains (loss) on sales of investments and businesses, net	399	16	(44)
Earnings before income taxes	482	135	381
Income tax expense	82	76	948
Earnings (loss) from discontinued operations, net of tax	400	59	(567)

      The following table displays a summary of the assets and liabilities held for sale:

December 31	2005

Assets
Accounts receivable, net	$144
Inventories, net	100
Deferred income taxes, current	35
Other current assets	33
Property, plant and equipment, net	251
Investments	10
Deferred income taxes, non-current	49
Other assets	13

$635

Liabilities
Accounts payable	$111
Accrued liabilities	209
Other liabilities	4

$324

3. Other Financial Data
Statement of Operations Information
Other Charges (Income)
      Other charges (income) included in Operating earnings consist of the following:

Years Ended December 31	2006	2005	2004

Other charges (income):
Settlements and collections related to Telsim	$(418)	$(515)	$(44)
Reorganization of businesses	172	54	(11)
Intangibles amortization	100	67	52
In-process research and development charges	33	2	34
Charitable contribution to Motorola Foundation	88	—	—
Legal reserves	50	—	—
Goodwill impairment	—	—	125
Other	—	(12)	(7)

	$25	$(404)	$149

Other Income (Expense)
      Interest income (expense), net, and Other both included in Other income (expense) consist of the following:

Years Ended December 31	2006	2005	2004

Interest income (expense), net:
Interest expense	$(335)	$(325)	$(354)
Interest income	661	396	154

	$326	$71	$(200)

Other:
Investment impairments	$(27)	$(25)	$(36)
Repayment of previously-reserved Iridium loan	—	30	—
Debt retirement	—	(137)	(81)
Gain on Sprint Nextel derivatives	99	51	—
Foreign currency gain (loss)	60	(38)	(44)
Other	19	10	21

	$151	$(109)	$(140)

Earnings Per Common Share
      Basic and diluted earnings per common share from both continuing operations and net earnings, which includes discontinued operations is computed as follows:

	Continuing Operations			Net Earnings

Years Ended December 31	2006	2005	2004	2006	2005	2004

Basic earnings per common share:
Earnings	$3,261	$4,519	$2,099	$3,661	$4,578	$1,532
Weighted average common shares outstanding	2,446.3	2,471.3	2,365.0	2,446.3	2,471.3	2,365.0
Per share amount	$1.33	$1.83	$0.89	$1.50	$1.85	$0.65

Diluted earnings per common share:
Earnings	$3,261	$4,519	$2,099	$3,661	$4,578	$1,532
Add: Interest on equity security units, net	—	—	42	—	—	42

Earnings, as adjusted	$3,261	$4,519	$2,141	$3,661	$4,578	$1,574

Weighted average common shares outstanding	2,446.3	2,471.3	2,365.0	2,446.3	2,471.3	2,365.0
Add effect of dilutive securities:
Employee share-based awards	57.9	55.7	48.8	57.9	55.7	48.8
Equity security units	—	—	57.8	—	—	57.8
Zero coupon notes due 2009 and 2013	—	—	0.4	—	—	0.4

Diluted weighted average common shares outstanding	2,504.2	2,527.0	2,472.0	2,504.2	2,527.0	2,472.0

Per share amount	$1.30	$1.79	$0.87	$1.46	$1.81	$0.64

      In the computation of diluted earnings per common share from both continuing operations and on a net earnings basis for the years ended December 31, 2006, 2005 and 2004 the assumed conversion of 76.6 million, 44.8 million and 155.8 million stock options, respectively, were excluded because their inclusion would have been antidilutive.
Balance Sheet Information
Accounts Receivable
      Accounts receivable, net, consists of the following:

December 31	2006	2005

Accounts receivable	$7,587	$5,753
Less allowance for doubtful accounts	(78)	(101)

	$7,509	$5,652

Inventories
      Inventories, net, consist of the following:

December 31	2006	2005

Finished goods	$1,796	$1,252
Work-in-process and production materials	1,782	1,699

	3,578	2,951
Less inventory reserves	(416)	(529)

	$3,162	$2,422

Other Current Assets
      Other current assets consists of the following:

December 31	2006	2005

Contractor receivables	$1,349	$1,240
Costs in excess of billings	505	495
Contract related deferred costs	369	255
Other	710	506

	$2,933	$2,496

Property, plant, and equipment
      Property, plant and equipment, net, consists of the following:

December 31	2006	2005

Land	$129	$147
Building	1,705	1,697
Machinery and equipment	5,885	5,416

	7,719	7,260
Less accumulated depreciation	(5,452)	(5,240)

	$2,267	$2,020

      Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $463 million, $473 million and $502 million, respectively.
Investments
      Investments consist of the following:

December 31	2006	2005

Available-for-sale securities:
Cost basis	$70	$1,065
Gross unrealized gains	68	232
Gross unrealized losses	(8)	(75)

Fair value	130	1,222
Other securities, at cost	676	284
Equity method investments	89	138

	$895	$1,644

      The Company recorded investment impairment charges of $27 million, $25 million and $36 million for the years ended December 31, 2006, 2005 and 2004, respectively, primarily related to cost-based investments write-downs. These impairment charges represent other-than-temporary declines in the value of the Company’s investment portfolio. Investment impairment charges are included in Other within Other income (expense) in the Company’s consolidated statements of operations.
      Gains (loss) on sales of investments and businesses, consists of the following:

Years Ended December 31	2006	2005	2004

Gains on sales of investments	$41	$1,848	$434
Gains (loss) on sales of businesses	—	(3)	26

	$41	$1,845	$460

      In 2006, the $41 million of net gains was primarily related to a $141 million gain on the sale of the Company’s remaining shares in Telus Corporation, partially offset by a $126 million loss on the sale of the Company’s remaining shares in Sprint Nextel Corporation (“Sprint Nextel”).

      During the first half of 2005, the Company sold 22.5 million shares of common stock of Nextel Communications, Inc. (“Nextel”). The Company received approximately $679 million in cash and realized a pre-tax gain of $609 million from these sales.
      On August 12, 2005, Sprint Corporation completed its merger (the “Sprint Nextel Merger”) with Nextel. In connection with the Sprint Nextel Merger, Motorola received $46 million in cash, 31.7 million voting shares and 37.6 million non-voting shares of Sprint Nextel, in exchange for its remaining 54.7 million shares of Nextel. As a result of this transaction, the Company realized a gain of $1.3 billion, comprised of a $1.7 billion gain recognized on the receipt of cash and the 69.3 million shares of Sprint Nextel in exchange for its shares of Nextel, net of a $418 million loss recognized on its hedge of 25 million shares of common stock of Nextel.
      On December 14, 2004, in connection with the announcement of the definitive agreement relating to the Sprint Nextel Merger, Motorola, a Motorola subsidiary and Nextel entered into an agreement pursuant to which Motorola and its subsidiary agreed to not dispose of their 29.7 million non-voting shares of Nextel (now 37.6 million shares of non-voting common stock of Sprint Nextel issued in exchange for Nextel non-voting common stock pursuant to the Sprint Nextel Merger) for a period of no longer than two years. In exchange for this agreement, Nextel paid Motorola a fee of $50 million in 2005.
      During the fourth quarter of 2005, the Company elected to settle variable share purchase agreements by delivering 30.3 million shares of Sprint Nextel common stock, with a value of $725 million, to the counterparties and selling the remaining 1.4 million Sprint Nextel common shares in the open market. The Company received aggregate cash proceeds of $391 million and realized a loss of $70 million in connection with the settlement and sale.
      For the year ended December 31, 2004, the $460 million gain on sales of investments and businesses is primarily comprised of: (i) a $130 million gain on the sale of the Company’s remaining shares in Broadcom Corporation, (ii) a $122 million gain on the sale of a portion of the Company’s shares in Nextel, (iii) an $82 million gain on the sale of a portion of the Company’s shares in Telus Corporation, and (iv) a $68 million gain on the sale of a portion of the Company’s shares in Nextel Partners, Inc.
Other Assets
      Other assets consists of the following:

December 31	2006	2005

Long-term finance receivables, net of allowance of $10 and $12	$145	$82
Goodwill	1,706	1,349
Intangible assets, net of accumulated amortization of $536 and $437	354	231
Royalty license arrangements	439	471
Other	487	464

	$3,131	$2,597

Accrued Liabilities
      Accrued liabilities consists of the following:

December 31	2006	2005

Contractor payables	$1,481	$985
Customer reserves	1,305	1,171
Compensation	777	1,057
Deferred revenue	730	425
Customer downpayments	532	429
Warranty reserves	530	467
Tax liabilities	444	488
Other	2,877	2,507

	$8,676	$7,529

Other Liabilities
      Other liabilities consists of the following:

December 31	2006	2005

Defined benefit plans	$1,882	$1,644
Postretirement health care benefit plan	214	66
Royalty license arrangement	300	315
Deferred revenue	273	78
Other	653	624

	$3,322	$2,727

Stockholders’ Equity Information
Comprehensive Earnings (Loss)
      Net unrealized gains (losses) on securities included in Comprehensive earnings (loss) are comprised of the following:

Years Ended December 31	2006	2005

Gross unrealized gains (losses) on securities, net of tax	$31	$(204)
Less: Realized gains, net of tax	91	1,116

Net unrealized losses on securities, net of tax	$(60)	$(1,320)

Share Repurchase Program
      In May 2005, the Board of Directors authorized the Company to purchase up to $4.0 billion of its outstanding shares of common stock over a period of up to 36 months ending in May 2008, subject to market conditions (the “2005 Stock Repurchase Program”). In July 2006, the Company entered into an accelerated stock buyback agreement to repurchase approximately $1.2 billion of its outstanding common stock (the “ASB”). In October 2006, the Company received the final distribution of shares under the ASB. The total shares purchased under the ASB were 50.5 million shares. The ASB completed the 2005 Stock Repurchase Program.
      On July 24, 2006, the Board of Directors authorized the Company to repurchase up to an additional $4.5 billion of its outstanding shares of common stock over a period of up to 36 months ending in June 2009, subject to market conditions (the “2006 Stock Repurchase Program”). In the fourth quarter of 2006, the Company purchased $700 million of shares under the 2006 Stock Repurchase Program.
      The Company repurchased a total of 171.7 million common shares (including shares received under the ASB) at a cost of $3.8 billion in 2006. The Company repurchased a total of 41.7 million common shares at a cost of $874 million in 2005. All repurchased shares have been retired.

4. Debt and Credit Facilities
Long-Term Debt

December 31	2006	2005

7.6% notes due 2007	$118	$118
4.608% senior notes due 2007	1,205	1,212
6.5% notes due 2008	114	114
5.8% notes due 2008	84	84
7.625% notes due 2010	525	525
8.0% notes due 2011	599	599
6.5% debentures due 2025	397	397
7.5% debentures due 2025	398	398
6.5% debentures due 2028	297	296
5.22% debentures due 2097	194	193
Other long-term debt	141	39

	4,072	3,975
Fair value adjustment	(28)	(50)
Less: current portion	(1,340)	(119)

Long-term debt	$2,704	$3,806

Short-Term Debt

December 31	2006	2005

Notes to banks	$71	$29
Commercial paper	300	300

	371	329
Add: current portion	1,340	119
Fair value adjustment	(18)	—

Notes payable and current portion of long-term debt	$1,693	$448

Weighted average interest rates on short-term borrowings

Commercial paper	5.1%	3.4%
Other short-term debt	5.8%	3.4%

      In January 2007, the Company repaid, at maturity, all $118 million aggregate principal amount outstanding of its 7.6% Notes due January 1, 2007 (the “2007 7.6% Notes”).
      In November 2006, $1.2 billion of 4.608% Senior Notes due November 16, 2007 were reclassified to current portion of long-term debt.
      In September 2005, the Company repurchased an aggregate principal amount of $1.0 billion of its outstanding long-term debt for an aggregate purchase price of $1.1 billion through cash tender offers. Included in the $1.0 billion of long-term debt repurchased were repurchases of a principal amount of: (i) $86 million of the $200 million of 6.50% Notes due 2008 outstanding, (ii) $241 million of the $325 million of 5.80% Notes due 2008 outstanding, and (iii) $673 million of the $1.2 billion of 7.625% Notes due 2010 outstanding. In addition, the Company terminated a notional amount of $1.0 billion of fixed-to-floating interest rate swaps associated with the debt repurchased, resulting in an expense of approximately $22 million. The aggregate charge for the repurchase of the debt and the termination of the associated interest rate swaps, as presented in Other income (expense) in the Company’s consolidated statements of operations, was $137 million.
      On September 1, 2005, the Company retired approximately $1 million of the $398 million of 6.5% Debentures due 2025 (the “2025 Debentures”) in connection with the holders of the debentures right to put their debentures back to the Company. The residual put options expired unexercised and the remaining $397 million of 2025 Debentures were reclassified to long-term debt.

      In 2004, the Company retired approximately $2.3 billion of debt, including $1.8 billion of debt retired prior to maturity. The net charge for the repurchase of the debt and the termination of the associated interest rate swaps, as presented in Other income (expense) in the Company’s consolidated statements of operations, was $81 million.
      Aggregate requirements for long-term debt maturities during the next five years are as follows: 2007 — $1.3 billion; 2008 — $198 million; 2009 — $4 million; 2010 — $534 million; 2011 — $607 million.
      In December 2006, the Company signed a new five-year revolving domestic credit facility (“5-Year Credit Facility”) for $2.0 billion, replacing the existing facility totaling $1.0 billion. At December 31, 2006, the commitment fee assessed against the daily average amounts unused was 6.5 basis points. Important terms of the 5-Year Credit Facility include a covenant relating to the ratio of total debt to EBITDA. The Company was in compliance with the terms of the 5-year Credit Facility at December 31, 2006. The Company’s current corporate credit ratings are “A-” with a stable outlook by Fitch, “Baa1” with a positive outlook by Moody’s, and “A-” with a stable outlook by S&P. The Company has never borrowed under its domestic revolving credit facilities. The Company also has $2.0 billion of non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. At December 31, 2006, the Company’s total domestic and non-U.S. credit facilities totaled $4.0 billion, of which $175 million was considered utilized.
5. Risk Management
Derivative Financial Instruments
Foreign Currency Risk
      As a multinational company, the Company’s transactions are denominated in a variety of currencies. The Company uses financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company’s policy prohibits speculation in financial instruments for profit on the exchange rate price fluctuation, trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure. Instruments that are designated as part of a hedging relationship must be effective at reducing the risk associated with the exposure being hedged and are designated as a part of a hedging relationship at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at the inception of the hedge and over the life of the hedge contract.
      The Company’s strategy in foreign exchange exposure issues is to offset the gains or losses on the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units’ assessment of risk. The Company enters into derivative contracts for some of the Company’s non-functional currency receivables and payables, which are primarily denominated in major currencies that can be traded on open markets. The Company uses forward contracts and options to hedge these currency exposures. In addition, the Company enters into derivative contracts for some firm commitments and some forecasted transactions, which are designated as part of a hedging relationship if it is determined that the transaction qualifies for hedge accounting under the provisions of SFAS No. 133. A portion of the Company’s exposure is from currencies that are not traded in liquid markets and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing and component sourcing.
      At December 31, 2006 and 2005, the Company had net outstanding foreign exchange contracts totaling $4.8 billion and $2.8 billion, respectively. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the underlying assets, liabilities and transactions, except for the ineffective portion of the instruments, which are charged to Other within Other income (expense) in the Company’s consolidated statements of operations. The following table shows the five largest net foreign exchange contract positions as of December 31, 2006 and 2005:

	December 31,	December 31,
Buy (Sell)	2006	2005

Euro	$(2,069)	$(1,076)
Chinese Renminbi	(1,195)	(728)
Brazilian Real	(466)	(348)
Indian Rupee	(148)	(70)
British Pound	252	(226)

      The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, the Company does not expect any counterparties, all of whom presently have investment grade credit ratings, to fail to meet their obligations.
Interest Rate Risk
      At December 31, 2006, the Company’s short-term debt consisted primarily of $300 million of commercial paper, priced at short-term interest rates. The Company has $4.1 billion of long-term debt, including the current portion of long-term debt, which is primarily priced at long-term, fixed interest rates.
      In order to manage the mix of fixed and floating rates in its debt portfolio, the Company has entered into interest rate swaps to change the characteristics of interest rate payments from fixed-rate payments to short-term LIBOR-based variable rate payments. The following table displays these outstanding interest rate swaps at December 31, 2006:

	Notional Amount
Date Executed	Hedged	Underlying Debt Instrument

August 2004	$1,200	4.608% notes due 2007
September 2003	457	7.625% debentures due 2010
September 2003	600	8.0% notes due 2011
May 2003	114	6.5% notes due 2008
May 2003	84	5.8% debentures due 2008
May 2003	69	7.625% debentures due 2010
March 2002	118	7.6% notes due 2007

	$2,642

      The weighted average short-term LIBOR-based variable rate payments on each of the above interest rate swaps was 7.29% for the three months ended December 31, 2006. The fair value of the above interest rate swaps at December 31, 2006 and 2005, was $(47) million and $(50) million, respectively. Except as noted below, the Company had no outstanding commodity derivatives, currency swaps or options relating to debt instruments at December 31, 2006 or December 31, 2005.
      The Company designated the above interest rate swap agreements as part of a fair value hedging relationship. As such, changes in the fair value of the hedging instrument, as well as the hedged debt are recognized in earnings, therefore adjusting the carrying amount of the debt. Interest expense on the debt is adjusted to include the payments made or received under such hedge agreements. In the event the underlying debt instrument matures or is redeemed or repurchased, the Company is likely to terminate the corresponding interest rate swap contracts.
      Additionally, effective December 31, 2006, one of the Company’s European subsidiaries entered into interest rate agreements (“Interest Agreements”) relating to a Euro-denominated loan. The interest on the Euro-denominated loan is floating based on 3-month EURIBOR plus a spread. The Interest Agreements change the characteristics of interest rate payments from short-term EURIBOR based variable payments to maximum fixed-rate payments. The Interest Agreements are not accounted for as part of a hedging relationship and accordingly the changes in the fair value of the Interest Agreements are included in Other income (expense) in the Company’s consolidated statements of operations. The fair value of the Interest Agreements at December 31, 2006 was $1 million.
      The Company is exposed to credit loss in the event of nonperformance by the counterparties to its swap contracts. The Company minimizes its credit risk on these transactions by only dealing with leading, creditworthy financial institutions having long-term debt ratings of “A” or better and, does not anticipate nonperformance. In addition, the contracts are distributed among several financial institutions, thus minimizing credit risk concentration.

Stockholders’ Equity
      Derivative instruments activity, net of tax, included in Non-owner changes to equity within Stockholders’ Equity for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005

Balance at January 1	$2	$(272)
Increase in fair value	75	28
Reclassifications to earnings	(61)	246

Balance at December 31	$16	$2

Fair Value Hedges
      The Company recorded income of $0.6 million, $1.5 million and $0.1 million for the years ended December 31, 2006, 2005 and 2004, respectively, representing the ineffective portions of changes in the fair value of fair value hedge positions. These amounts are included in Other within Other income (expense) in the Company’s consolidated statements of operations. The above amounts include the change in the fair value of derivative contracts related to the changes in the difference between the spot price and the forward price. These amounts are excluded from the measure of effectiveness. Expense (income) related to fair value hedges that were discontinued for the years ended December 31, 2006, 2005 and 2004 are included in the amounts noted above.
Cash Flow Hedges
      The Company recorded income (expense) of $13 million, $1 million and $(12) million for the years ended December 31, 2006, 2005 and 2004, respectively, representing the ineffective portions of changes in the fair value of cash flow hedge positions. These amounts are included in Other within Other income (expense) in the Company’s consolidated statements of operations. The above amounts include the change in the fair value of derivative contracts related to the changes in the difference between the spot price and the forward price. These amounts are excluded from the measure of effectiveness. Expense (income) related to cash flow hedges that were discontinued for the years ended December 31, 2006, 2005 and 2004 are included in the amounts noted above.
      During the years ended December 31, 2006, 2005 and 2004, on a pre-tax basis, income (expense) of $(98) million, $21 million and $(27) million, respectively, was reclassified from equity to earnings in the Company’s consolidated statements of operations. If exchange rates do not change from year-end, the Company estimates that $16 million of pre-tax net derivative income included in Non-owner changes to equity within Stockholders’ equity would be reclassified into earnings within the next twelve months and will be reclassified in the same period that the hedged item affects earnings. The actual amounts that will be reclassified into earnings over the next twelve months will vary from this amount as a result of changes in market conditions.
      At December 31, 2006, the maximum term of derivative instruments that hedge forecasted transactions was two years. However, the weighted average duration of the Company’s derivative instruments that hedge forecasted transactions was seven months.
Net Investment in Foreign Operations Hedge
      At December 31, 2006 and 2005, the Company did not have any hedges of foreign currency exposure of net investments in foreign operations.

Investments Hedge
      During the first quarter of 2006, the Company entered into a zero-cost collar derivative (the “Sprint Nextel Derivative”) to protect itself economically against price fluctuations in its 37.6 million shares of Sprint Nextel Corporation (“Sprint Nextel”) non-voting common stock. During the second quarter of 2006, as a result of Sprint Nextel’s spin-off of Embarq Corporation through a dividend to Sprint Nextel shareholders, the Company received approximately 1.9 million shares of Embarq Corporation. The floor and ceiling prices of the Sprint Nextel Derivative were adjusted accordingly. The Sprint Nextel Derivative was not designated as a hedge under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Accordingly, to reflect the change in fair value of the Sprint Nextel Derivative, the Company recorded a net gain of $99 million for the year ended December 31, 2006, included in Other income (expense) in the Company’s consolidated statements of operations. In December 2006, the Sprint Nextel Derivative was terminated and settled in cash and the 37.6 million shares of Sprint Nextel were converted to common shares and sold. The Company received aggregate cash proceeds of approximately $820 million from the settlement of the Sprint Nextel Derivative and the subsequent sale of the 37.6 million Sprint Nextel shares. The Company recognized a loss of $126 million in connection with the sale of the remaining shares of Sprint Nextel common stock. As described above, the Company recorded a net gain of $99 million in connection with the Sprint Nextel Derivative.
      Prior to the merger of Sprint Corporation (“Sprint”) and Nextel Communications, Inc. (“Nextel”), the Company had entered into variable share forward purchase agreements (the “Variable Forwards”) to hedge its Nextel common stock. The Company did not designate the Variable Forwards as a hedge of the Sprint Nextel shares received as a result of the merger. Accordingly, the Company recorded $51 million of gains for the year ended December 31, 2005 reflecting the change in value of the Variable Forwards. The Variable Forwards were settled during the fourth quarter of 2005.
Fair Value of Financial Instruments
      The Company’s financial instruments include cash equivalents, Sigma Funds, short-term investments, accounts receivable, long-term finance receivables, accounts payable, accrued liabilities, notes payable, long-term debt, foreign currency contracts and other financing commitments.
      Using available market information, the Company determined that the fair value of long-term debt at December 31, 2006 was $4.3 billion, compared to a carrying value of $4.1 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.
      The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 2006.
6. Income Taxes
       Components of earnings (loss) from continuing operations before income taxes are as follows:

Years Ended December 31	2006	2005	2004

United States	$1,034	$3,232	$853
Other nations	3,576	3,180	2,259

	$4,610	$6,412	$3,112

      Components of income tax expense (benefit) are as follows:

Years Ended December 31	2006	2005	2004

United States	$10	$240	$44
Other nations	488	638	458
States (U.S.)	13	15	6

Current income tax expense	511	893	508

United States	892	891	504
Other nations	(147)	(42)	(94)
States (U.S.)	93	151	95

Deferred income tax expense	838	1,000	505

Total income tax expense	$1,349	$1,893	$1,013

      Deferred tax charges (benefits) that were recorded within Non-owner changes to equity in the Company’s consolidated balance sheets resulted primarily from fair value adjustments to available-for-sale securities, losses on derivative instruments and retirement benefit adjustments. The adjustments were $(182) million, $(753) million and $(189) million for the years ended December 31, 2006, 2005 and 2004, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of non-U.S. subsidiaries. Undistributed earnings that the Company intends to reinvest indefinitely, and for which no U.S. Federal income taxes has been provided, aggregate $4.0 billion, $2.8 billion and $5.6 billion at December 31, 2006, 2005 and 2004, respectively. The portion of earnings not reinvested indefinitely may be distributed without additional U.S. federal income taxes charges given the U.S. federal tax provisions accrued on undistributed earnings and the utilization of available foreign tax credits.
      On October 22, 2004, the American Jobs Creation Act of 2004 (“the Act”) was signed into law. The Act provides for a special one-time tax incentive for U.S. multinationals to repatriate accumulated earnings from their foreign subsidiaries by providing an 85 percent dividends received deduction for certain qualifying dividends. The Company repatriated approximately $4.6 billion of accumulated earnings under the Act and recorded an associated tax benefit of $265 million in 2005. The Company finalized certain actions maximizing the tax benefit attributable to the repatriation of foreign earnings under the provisions of the Act and recognized an additional $68 million of net tax benefits relating to these actions during 2006.
      Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax expense (benefit) are as follows:

Years Ended December 31	2006	2005	2004

Income tax expense at statutory rate	$1,613	$2,244	$1,089
Taxes on non-U.S. earnings	(449)	(460)	(528)
State income taxes	77	121	66
Tax benefit on qualifying repatriations	(68)	(265)	—
Tax on undistributed non-U.S. earnings	194	202	327
Research credits	(34)	(23)	(72)
Foreign export sales and section 199 deduction	(22)	(13)	(30)
Non-deductible acquisition charges	4	2	11
Goodwill impairments	—	—	44
Tax benefit on disposition of subsidiaries	—	(81)	—
Other provisions	247	233	42
Charitable contributions	(28)	—	—
Valuation allowance	(187)	(88)	(26)
Other	2	21	90

	$1,349	$1,893	$1,013

      Significant components of deferred tax assets (liabilities) are as follows:

December 31	2006	2005

Inventory	$163	$223
Employee benefits	915	881
Capitalized items	915	1,033
Tax basis differences on investments	110	(104)
Depreciation tax basis differences on fixed assets	89	63
Undistributed non-U.S. earnings	(329)	(229)
Tax carryforwards	1,515	2,098
Available for sale securities	(23)	(60)
Business reorganization	38	14
Long-term financing reserves	9	152
Warranty and customer reserves	398	356
Deferred revenue	224	101
Valuation allowances	(740)	(896)
Deferred charges	46	45
Other	(357)	(146)

	$2,973	$3,531

      Gross deferred tax assets were $8.7 billion, $9.9 billion and $9.8 billion at December 31, 2006, 2005 and 2004, respectively. Deferred tax assets, net of valuation allowances, were $8.0 billion, $9.0 billion and $8.9 billion at December 31, 2006, 2005 and 2004, respectively. Gross deferred tax liabilities were $5.0 billion, $5.5 billion and $5.0 billion at December 31, 2006, 2005 and 2004, respectively.
      The Company had deferred tax assets for tax carryforwards totaling $1.5 billion and $2.1 billion at December 31, 2006 and 2005, respectively, of which $1.0 billion and $1.6 billion related to U.S. tax carryforwards. Details on the U.S. tax carryforwards at December 31, 2006 are shown in the table below.

	Gross	Tax	Expiration
U.S. Tax Carryforwards	Tax Loss	Effected	Period

U.S. tax losses	$637	$223	2019-2024
Foreign tax credits	—	211	2013-2015
General business credits	—	385	2018-2026
Minimum tax credits	—	93	unlimited
Capital losses	13	5	2007
State tax losses	1,675	72	2008-2023
State tax credits	—	33	2009-2024

Total U.S. tax carryforwards	$2,325	$1,022

      At December 31, 2006 the Company had valuation allowances totaling $218 million against its U.S. deferred tax assets. The valuation allowances relate primarily to tax carryforwards of acquired businesses which have limitations upon their use and state tax carryforwards with short expiration periods. During 2006, the Company recorded a $34 million valuation allowance against deferred tax assets for certain investments that will generate future capital losses. The Company feels that the capital losses on these investments will likely expire unused. The Company believes that the remaining U.S. deferred tax assets are more likely than not to be realizable based on estimates of future taxable income and the implementation of tax planning strategies.
      The Company’s non-U.S. subsidiaries, primarily in Germany and the UK, had deferred tax assets from tax carryforwards of $493 million and $530 million at December 31, 2006 and 2005, respectively. At December 31, 2006, the Company had $433 million of deferred tax assets for tax carryforwards that can be carried forward indefinitely, $22 million which will expire by 2009 and $38 million that will expire by 2020. The tax carryforwards at December 31, 2006 are comprised of $1.3 billion of tax loss carryforwards, representing a $430 million deferred tax balance, and $63 million of tax credit carryforwards for a total deferred tax balance of $493 million. During 2006, the Company realized tax benefits of $194 million relating to the reversal of valuation allowances for its non-U.S. subsidiaries, primarily in Germany and the UK, based on the likelihood that the Company would be able to utilize the tax carryforwards and deferred tax assets in the future. At December 31, 2006, the Company has recorded valuation allowances of $522 million against its non-U.S. subsidiaries deferred tax assets, of which $31 million of valuation allowance relates to a 2006 acquisition that if reversed would be offset by a reduction to goodwill. The Company believes that the remaining deferred tax assets of its non-U.S. subsidiaries are more likely than not to be realizable based on estimates of future taxable income and the implementation of tax planning strategies.
      The Internal Revenue Service (“IRS”) is currently conducting its field examination of the Company’s 2001 through 2003 tax returns. In June 2006, in connection with this examination, the Company received notices of proposed adjustments for the 2001 and 2002 taxable years relating to transfer pricing. These proposed adjustments are similar to those previously made by the IRS for the Company’s 1996-2000 taxable years. The Company is currently protesting the 1996 through 2000 adjustments at the appellate level of the IRS. The Company disagrees with all of these proposed transfer pricing-related adjustments and intends to vigorously dispute them through applicable IRS and judicial procedures, as appropriate. However, if the IRS were to ultimately prevail on these matters, it could result in: (i) additional taxable income for the years 1996 through 2000 of approximately $1.4 billion, which could result in additional income tax liability for the Company of approximately $500 million, and (ii) additional taxable income for the years 2001 and 2002 of approximately $800 million, which could result in additional income tax liability for the Company of approximately $300 million. Although the final resolution of these matters is uncertain, based on current information, in the opinion of the Company’s management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations. However, an unfavorable resolution could have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations in the periods in which the matter is ultimately resolved.

      During the years ended December 31, 2006 and 2005, the Company reached favorable agreements with several non-U.S. taxing authorities that resulted in net income tax benefits of $44 million and $28 million, respectively. The Company has several other non-U.S. income tax audits pending and while the final resolution is uncertain, in the opinion of the Company’s management the ultimate disposition of the audits will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.
7. Retirement Benefits
Pension Benefit Plans
      The Company’s noncontributory pension plan (the “Regular Pension Plan”) covers U.S. employees who became eligible after one year of service. The benefit formula is dependent upon employee earnings and years of service. Effective January 1, 2005, newly-hired employees were not eligible to participate in the Regular Pension Plan. On February 20, 2007, the Company passed an amendment to the Regular Pension Plan which changes the definition of average earnings. Under the current formula, benefits are calculated using the highest annual earnings in any five years within the last ten calendar years. Beginning in January 2008, the benefit will be based on the average of the five highest years of earnings within the last ten calendar years prior to December 31, 2007 averaged with future earnings. The Company also provides defined benefit plans to some of its foreign entities (the “Non-U.S. Plans”).
      The Company also has a noncontributory supplemental retirement benefit plan (the “Officers’ Plan”) for its elected officers. The Officers’ Plan contains provisions for funding the participants’ expected retirement benefits when the participants meet the minimum age and years of service requirements. Elected officers who were not yet vested in the Officers’ Plan as of December 31, 1999 had the option to remain in the Officers’ Plan or elect to have their benefit bought out in restricted stock units. Effective December 31, 1999, newly elected officers are not eligible to participate in the Officers’ Plan. Effective June 30, 2005, salaries were frozen for this plan.
      The Company has an additional noncontributory supplemental retirement benefit plan, the Motorola Supplemental Pension Plan (“MSPP”), which provides supplemental benefits in excess of the limitations imposed by the Internal Revenue Code on the Regular Pension Plan. Elected officers covered under the Officers’ Plan or who participated in the restricted stock buy-out are not eligible to participate in MSPP. Effective January 1, 2005, newly hired employees were not eligible to participate in the MSPP. Effective January 1, 2007, eligible compensation has been capped at the IRS limit plus $175,000 or, for those in excess of this cap at January 1, 2007, their current eligible compensation is frozen for calculation purposes.
      As of December 31, 2006, the Company was required to apply SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”) to recognize the funded status of its defined benefit plans on its consolidate balance sheet. SFAS 158 requires that the Company recognize, on a prospective basis, the funded status of its defined benefit pension and other postretirement plans on its consolidated balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. The Company is also required to disclose the incremental impact of the implementation of SFAS 158 versus continuing to record a minimum pension liability as previously required under SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”).
      The information below for Non-U.S. plans covers the Company’s principal foreign plans; any other plans are not material to the Company either individually or in the aggregate.

      The net periodic pension cost for the Regular Pension Plan, Officers’ Plan and MSPP and Non-U.S. plans was as follows:
Regular Pension Plan

Years Ended December 31	2006	2005	2004

Service cost	$150	$142	$168
Interest cost	309	280	271
Expected return on plan assets	(329)	(315)	(286)
Amortization of:
Unrecognized net loss	115	75	33
Unrecognized prior service cost	(5)	(5)	(7)
Settlement/curtailment gain	—	—	(12)

Net periodic pension cost	$240	$177	$167

Officers’ Plan and MSPP

Years Ended December 31	2006	2005	2004

Service cost	$5	$10	$14
Interest cost	8	9	12
Expected return on plan assets	(4)	(3)	(3)
Amortization of:
Unrecognized net loss	5	5	7
Unrecognized prior service cost	—	1	1
Settlement/curtailment loss	4	12	14

Net periodic pension cost	$18	$34	$45

Non-U.S. Plans

Years Ended December 31	2006	2005	2004

Service cost	$40	$44	$51
Interest cost	67	67	66
Expected return on plan assets	(54)	(52)	(47)
Amortization of:
Unrecognized net loss	17	14	24
Unrecognized prior service cost	—	—	1
Settlement/curtailment loss	—	—	2

Net periodic pension cost	$70	$73	$97

      The status of the Company’s plans is as follows:

	2006			2005

		Officers’			Officers’
		and	Non		and	Non
	Regular	MSPP	U.S.	Regular	MSPP	U.S.

Change in benefit obligation:
Benefit obligation at January 1	$5,175	$160	$1,520	$4,741	$185	$1,310
Service cost	150	5	40	142	10	44
Interest cost	309	8	67	280	9	67
Plan amendments	—	—	—	4	—	—
Settlement/curtailment	—	—	—	—	(20)	(3)
Actuarial (gain)loss	76	(13)	(10)	277	6	264
Foreign exchange valuation adjustment	—	—	195	—	—	(148)
Employee contributions	—	—	12	—	—	11
Tax payments	—	(3)	—	—	(16)	—
Benefit payments	(229)	(20)	(26)	(269)	(14)	(25)

Benefit obligation at December 31	5,481	137	1,798	5,175	160	1,520

Change in plan assets:
Fair value at January 1	3,736	92	896	3,483	87	772
Return on plan assets	508	3	55	247	2	155
Company contributions	270	6	122	275	33	62
Employee contributions	—	—	12	—	—	11
Foreign exchange valuation adjustment	—	—	119	—	—	(83)
Tax payments from plan assets	—	(3)	—	—	(15)	—
Benefit payments from plan assets	(229)	(20)	(26)	(269)	(15)	(21)

Fair value at December 31	4,285	78	1,178	3,736	92	896

Funded status of the plan	(1,196)	(59)	(620)	(1,439)	(68)	(624)
Unrecognized net loss	1,612	53	469	1,831	75	454
Unrecognized prior service cost	(25)	(2)	4	(31)	(3)	4

Prepaid (accrued) pension cost	$391	$(8)	$(147)	$361	$4	$(166)

Components of prepaid (accrued) pension cost:
Intangible asset	$—	$—	$—	$—	$—	$4
Prepaid benefit cost	—	—	13	—	—	18
Current benefit liability	—	(3)	(3)	—	—	—
Non-current benefit liability	(1,196)	(56)	(630)	(1,023)	(58)	(563)
Deferred income taxes	587	19	2	526	24	2
Non-owner changes to equity	1,000	32	471	858	38	373

Prepaid (accrued) pension cost	$391	$(8)	$(147)	$361	$4	$(166)

      As required under SFAS 87, after-tax charges of $208 million and $188 million for the years ended December 31, 2005 and 2004, respectively, were recorded in Non-owner changes in equity to reflect the net change in the Company’s additional minimum pension liability associated with these plans. With the adoption of SFAS 158, an after-tax charge of $234 million to Non-owner changes in equity was recorded to reflect the funded status of the Company’s defined benefit plans on the consolidated balance sheet as of December 31, 2006. Had provisions of SFAS 87 continued to apply, the Company would have increased equity by $206 million, net of tax. Accordingly, the incremental impact of adopting SFAS 158 on the defined benefit plans resulted in a decrease to equity of $440 million.

      The incremental impact of applying SFAS 158 on individual line items in the Company’s consolidated balance sheet as of December 31, 2006 for all defined benefit plans is as follows:

	Before SFAS 158	Adjustment	After SFAS 158

Prepaid benefit cost	20	(7)	13
Intangible asset	4	(4)	—
Current liability	—	(6)	(6)
Non-current liability	(1,267)	(615)	(1,882)
Deferred income taxes	416	192	608
Non-owner changes to equity	1,063	440	1,503

      The total amount included in Non-owner changes to equity relating to defined benefit plans was $1.5 billion, net of taxes, as of December 31, 2006. It is estimated that pre-tax amounts of $110 million, $4 million, and $23 million will be amortized from this balance and will be reflected in the net periodic cost for the Regular Plan, Officers’ and MSPP Plan, and Non-U.S. Plans, respectively, for 2007.
      The Company uses a five-year, market-related asset value method of amortizing asset-related gains and losses. Prior service costs are being amortized over periods ranging from 11 to 12 years. The benefit obligation and plan assets have been measured as of December 31, 2006 for all U.S. plans and as of October 1, 2006 for all Non-U.S. plans. Benefits under all pension plans are valued based upon the projected unit credit cost method.
      Certain actuarial assumptions such as the discount rate and the long-term rate of return on plan assets have a significant effect on the amounts reported for net periodic cost and benefit obligation. The assumed discount rates reflect the prevailing market rates of a large universe of high-quality, non-callable, corporate bonds currently available that, if the obligation were settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. The long-term rates of return on plan assets represents an estimate of long-term returns on an investment portfolio consisting of a mixture of equities, fixed income, cash and other investments similar to the actual investment mix. In determining the long-term return on plan assets, the Company considers long-term rates of return on the asset classes (both historical and forecasted) in which the Company expects the plan funds to be invested.
      Weighted average actuarial assumptions used to determine costs for the plans were as follows:

	2006		2005

December 31	U.S.	Non U.S.	U.S.	Non U.S.

Discount rate for obligations	6.00%	4.62%	6.00%	5.46%
Investment return assumption (Regular Plan)	8.50%	6.27%	8.50%	6.94%
Investment return assumption (Officers’ Plan)	6.00%	N/A	6.00%	N/A

      Weighted average actuarial assumptions used to determine benefit obligations for the plans were as follows:

	2006		2005

December 31	U.S.	Non U.S.	U.S.	Non U.S.

Discount rate for obligations	6.00%	4.81%	6.00%	4.60%
Future compensation increase rate (Regular Plan)	4.00%	4.18%	4.00%	4.14%
Future compensation increase rate (Officers’ Plan)	0.00%	N/A	0.00%	N/A

      The accumulated benefit obligations for the plans were as follows:

	2006			2005

		Officers’			Officers’
		and	Non		and	Non
December 31	Regular	MSPP	U.S.	Regular	MSPP	U.S.

Accumulated benefit obligation	$4,969	$125	$1,690	$4,759	$149	$1,429

      The Company has adopted a pension investment policy designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the pension plans retain professional investment managers that invest plan assets in equity and fixed income securities and cash. In addition, some plans invest in insurance contracts. The Company has the following target mixes for these asset classes, which are readjusted at least quarterly, when an asset class weighting deviates from the target mix, with the goal of achieving the required return at a reasonable risk level as follows:

	Target Mix

Asset Category	2006	2005

Equity securities	75%	73%
Fixed income securities	24%	25%
Cash and other investments	1%	2%

      The weighted-average pension plan asset allocation at December 31, 2006 and 2005 by asset categories was as follows:

	Actual Mix

Asset Category	2006	2005

Equity securities	75%	73%
Fixed income securities	24	25
Cash and other investments	1	2

	100%	100%

      Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities including both domestic and international stocks. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities ranging from U.S. Treasury issues, corporate debt securities, mortgage and asset-backed securities, as well as international debt securities. In the cash and other investments asset class, investments may be in cash, cash equivalents or insurance contracts.
      The Company expects to make cash contributions of approximately $280 million to its U.S. pension plans and approximately $120 million to its non-U.S. pension plans in 2007.
      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Officers
		and	Non
Year	Regular	MSPP	U.S.

2007	$186	$13	$27
2008	196	15	30
2009	206	14	33
2010	218	14	36
2011	233	25	40
2012-2016	1,473	45	267

Postretirement Health Care Benefit Plan
      Certain health care benefits are available to eligible domestic employees meeting certain age and service requirements upon termination of employment (the “Postretirement Health Care Benefits Plan”). For eligible employees hired prior to January 1, 2002, the Company offsets a portion of the postretirement medical costs to the retired participant. As of January 1, 2005, the Postretirement Health Care Benefit Plan has been closed to new participants. The benefit obligation and plan assets for the Postretirement Health Care Benefit Plan have been measured as of December 31, 2006.
      The assumptions used were as follows:

December 31	2006	2005

Discount rate for obligations	5.75%	5.75%
Investment return assumptions	8.50%	8.50%

      Net Postretirement Health Care Benefit Plan expenses were as follows:

Years Ended December 31	2006	2005	2004

Service cost	$8	$9	$10
Interest cost	25	30	46
Expected return on plan assets	(18)	(19)	(21)
Amortization of:
Unrecognized net loss	9	10	14
Unrecognized prior service cost	(2)	(3)	(4)
Settlement/curtailment gain	—	—	(6)

Net postretirement health care expense	$22	$27	$39

      The funded status of the plan is as follows.

	2006	2005

Change in benefit obligation:
Benefit obligation at January 1	$496	$544
Service cost	8	9
Interest cost	25	30
Plan amendments	—	1
Actuarial (gain) loss	(37)	(36)
Benefit payments	(32)	(52)

Benefit obligation at December 31	460	496

Change in plan assets:
Fair value at January 1	212	188
Return on plan assets	30	15
Company contributions	27	43
Benefit payments made with plan assets	(26)	(34)

Fair value at December 31	243	212

Funded status of the plan	(217)	(284)
Unrecognized net loss	171	230
Unrecognized prior service cost	(9)	(12)

Accrued postretirement health care cost	$(55)	$(66)

      Consolidated balance sheet components of accrued health care cost as a result of SFAS 158:

Year Ended December 31	2006

Current liability	$(3)
Non-current liability	(214)
Deferred income taxes	88
Non-owner changes to equity	74

Accrued postretirement health care cost	$(55)

      With the adoption of SFAS 158, an after-tax charge of $74 million was recorded in Non-owner changes to equity to reflect the funded status of the Company’s Postretirement Health Care Benefit Plan on the consolidated balance sheet as of December 31, 2006. Under previous accounting rules, there would have been no balance sheet adjustment to increase the liability as of year end. Accordingly, the incremental impact of adopting SFAS 158 on the Postretirement Health Care Benefit Plan is $74 million.
      The incremental impact of applying SFAS 158 on individual line items in the Company’s consolidated balance sheet as of December 31, 2006 for the Postretirement Health Care Benefit Plan is as follows:

	Before SFAS 158	Adjustment	After SFAS 158

Current liability	—	(3)	(3)
Non-current liability	(55)	(159)	(214)
Deferred income taxes	—	88	88
Non-owner changes to equity	—	74	74

      The total amount included in Non-owner changes to equity relating to the Postretirement Health Care Benefit Plan is $74 million, net of taxes. It is estimated that a pre-tax amount of $6 million will be amortized from this balance and will be reflected in the net periodic cost for the Postretirement Health Care Benefit Plan in 2007.
      In connection with the spin-off of Freescale Semiconductor, post-retirement health care benefit obligations relating to eligible former and active vested Freescale Semiconductor employees on December 2, 2004 (“Spin-off Date”) and active Freescale Semiconductor employees who vest within the three year period following the Spin-off Date were transferred to Freescale Semiconductor. Benefit obligations transferred were $217 million with $99 million of unrecognized net losses also transferred to Freescale Semiconductor. Such amounts have been excluded from the Motorola amounts for both periods presented above. Additionally under the terms of the Employee Matters Agreement entered into between Motorola and Freescale Semiconductor, Motorola is obligated to transfer to Freescale Semiconductor $68 million in cash or Plan assets plus approximately $17 million of investment returns earned on these plan assets as of December 31, 2006, as permitted by law without adverse tax consequences to Motorola. This obligation is included in Accrued liabilities in the Company’s consolidated balance sheets.
      The Company has adopted an investment policy for plan assets designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the plan retains professional investment managers that invest plan assets in equity and fixed income securities and cash. The Company has the following target mixes for these asset classes, which are readjusted at least quarterly, when an asset class weighting deviates from the target mix, with the goal of achieving the required return at a reasonable risk level as follows:

	Target Mix

Asset Category	2006	2005

Equity securities	75%	75%
Fixed income securities	24%	24%
Cash and other investments	1%	1%

      The weighted-average asset allocation for plan assets at December 31, 2006 and 2005 by asset categories were as follows:

	Actual Mix

Asset Category	2006	2005

Equity securities	75%	75%
Fixed income securities	22	22
Cash and other investments	3	3

	100%	100%

      Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities including both domestic and international stocks. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities ranging from U.S. Treasury issues, corporate debt securities, mortgages and asset-backed issues, as well as international debt securities. In the cash asset class, investments may be in cash and cash equivalents.
      Cash contributions of $27 million were made to the Postretirement Health Care Benefit Plan in 2006. The Company expects to make cash contributions of $24 million to the retiree health care plan in 2007.

      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year

2007	$39
2008	37
2009	35
2010	34
2011	33
2012-2016	155

      The health care trend rate used to determine the December 31, 2006 accumulated postretirement benefit obligation is 10% for 2007. Beyond 2006, the rate is assumed to decrease by 1% per year until it reaches 5% by 2012 and then remains flat. The health care trend rate used to determine the December 31, 2005 accumulated postretirement benefit obligation was 10% for 2005 with the trend rate expected to grade down 1% per year until reaching 5% by 2011 and then remaining flat. Changes in the industry’s projected health care costs have caused the graded trend rate assumption to be reset to 10% as of December 31, 2006.
      Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

	1% Point	1% Point
	Increase	Decrease

Effect on:
Accumulated postretirement benefit obligation	$21	$(22)
Net retiree health care expense	2	(2)

      The Company maintains a life time cap on postretirement health care costs, which reduces the liability duration of the plan. A result of this lower duration is a decreased sensitivity to a change in the discount rate trend assumption with respect to the liability and related expense.
      The Company has no significant postretirement health care benefit plans outside the United States.
Defined Contribution Plan
      The Company and certain subsidiaries have various defined contribution plans, in which all eligible employees participate.
      In the U.S., the 401(k) plan is a contributory plan. Matching contributions are based upon the amount of the employees’ contributions. Effective January 1, 2005, newly hired employees have a higher maximum matching contribution at 4% on the first 6% of employee contributions, compared to 3% for employees hired prior to January 2005. The profit sharing contribution for the year ended December 31, 2004 was $69 million. Before 2005, profit sharing contributions were generally based upon pre-tax earnings, as defined, with an adjustment for the aggregate matching contribution. Effective January 1, 2005, the plan was amended to exclude the profit sharing component.
      The Company’s expenses, primarily relating to the employer match, for all defined contribution plans, for the years ended December 31, 2006, 2005 and 2004 were $105 million, $105 million and $126 million, respectively.
8. Share-Based Compensation Plans and Other Incentive Plans
Stock Options and Employee Stock Purchase Plan
      The Company grants options to acquire shares of common stock to certain employees, non-employee directors and to existing option holders in connection with the merging of option plans following an acquisition. Each option granted has an exercise price of 100% of the fair market value of the common stock on the date of the grant. Most option awards have a contractual life of ten years and vest over four years. Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs will immediately become exercisable in full.

      The employee stock purchase plan allows eligible participants to purchase shares of the Company’s common stock through payroll deductions of up to 10% of eligible compensation on an after-tax basis. Plan participants cannot purchase more than $25,000 of stock in any calendar year. The price an employee pays per share is 85% of the lower of the fair market value of the Company’s stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. For the years ended December 31, 2006, 2005 and 2004, employees purchased 8.3 million, 11.7 million and 13.1 million shares, respectively, at prices ranging from $19.07 to $19.82, $12.66 to $12.72 and $10.31 to $15.33, respectively.
      Prior to January 1, 2006, the Company accounted for stock options under the intrinsic value method. Accordingly, the Company did not recognize expense related to employee stock options because the exercise price of such options equaled the fair value of the underlying stock on the grant date. The Company previously disclosed the fair value of its stock options in its footnotes.
      The Company adopted SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.
      Under SFAS 123R, the Company recognized $174 million, net of taxes, of compensation expense related to stock options and employee stock purchases for 2006, which was allocated to the Company’s consolidated statement of operations as follows:

Year Ended December 31	2006

Share-based compensation expense included in:
Costs of sales	$30
Selling, general and administrative expenses	138
Research and development expenditures	84

Share-based compensation expense related to employee stock options and employee stock purchases included in operating earnings	252
Tax benefit	78

Share-based compensation expense related to employee stock options and employee stock purchases, net of tax	$174

Decrease in Basic earnings per share	$(0.07)
Decrease in Diluted earnings per share	$(0.07)

      Upon adoption of SFAS 123R, the Company continued to calculate the value of each employee stock option, estimated on the date of grant, using the Black-Scholes option pricing model. The weighted-average estimated fair value of employee stock options granted during 2006, 2005 and 2004 was $9.23, $5.75, and $7.74, respectively, using the following weighted-average assumptions:

	2006	2005	2004

Expected volatility	36.2%	35.2%	46.7%
Risk-free interest rate	5.0%	3.9%	3.7%
Dividend yield	0.8%	1.0%	0.9%
Expected life (years)	6.5	5.0	5.0

      In 2006, the Company began using the implied volatility for traded options on the Company’s stock as the expected volatility assumption required in the Black-Scholes model. Prior to 2006, the Company used a blended volatility rate using a combination of historical stock price volatility and market-implied volatility for purposes of its pro forma information. The selection of the implied volatility approach was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

      The risk-free interest rate assumption is based upon the average daily closing rates during the year for U.S. treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on the Company’s historical and future expectation of dividend payouts. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. In 2006, the Company began using an estimated forfeiture rate of 25% based on historical data. This estimated forfeiture rate may be revised in subsequent periods if actual forfeitures differ from this estimate. Prior to 2006, the Company used the actual forfeiture method, which assumed that all options would vest and pro forma expense was adjusted when options were forfeited prior to the vesting dates.
      Stock options activity was as follows (in thousands, except exercise price and employee data):

	2006		2005		2004

	Shares	Wtd. Avg.	Shares	Wtd. Avg.	Shares		Wtd. Avg.
	Subject to	Exercise	Subject to	Exercise	Subject to		Exercise
Years Ended December 31	Options	Price	Options	Price	Options		Price

Options outstanding at January 1	267,755	$17	335,757	$16	305,842		$17
Options granted	37,202	21	40,675	16	58,429		18
Adjustments to options outstanding to reflect Freescale Semiconductor spin-off	—	—	—	—	36,111		2
Options exercised	(59,878)	13	(85,527)	12	(25,178)		13
Options terminated, cancelled or expired	(11,634)	19	(23,150)	25	(39,447	)*	15

Options outstanding at December 31	233,445	18	267,755	17	335,757		16

Options exercisable at December 31	135,052	19	149,329	19	195,297		17

Approx. number of employees granted options	28,900		25,300		33,900

*	The 39,447 options terminated, cancelled or expired includes approximately 22,000 options that were unvested and forfeited by employees of Freescale Semiconductor as of the spin-off.
      At December 31, 2006, the Company had $408 million of total unrecognized compensation expense, net of estimated forfeitures, related to stock option plans and the employee stock purchase plan that will be recognized over the weighted average period of approximately two years. Cash received from stock option exercises and the employee stock purchase plan was $918 million, $1.2 billion and $477 million for the years ended December 31, 2006, 2005 and 2004, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $568 million, $571 million and $70 million, respectively. The aggregate intrinsic value for options outstanding and exercisable as of December 31, 2006 was $1.2 billion and $768 million, respectively.
      On December 2, 2004, in connection with the spin-off of the Company’s remaining equity interest in Freescale Semiconductor, certain adjustments were made to outstanding stock options. For vested and unvested options held by Motorola employees and vested options held by Freescale Semiconductor employees, the number of underlying shares and the exercise price of the options were adjusted to preserve the intrinsic value and the ratio of the exercise price to the fair market value of an underlying share that existed immediately prior to the distribution. In addition, the contractual life of the vested options held by Freescale Semiconductor employees was truncated according to the terms of the original grant. Unvested options held by Freescale Semiconductor employees expired according to the terms of the original grants. No other adjustments were made to the terms of the original option grants.
      At December 31, 2006 and 2005, 110.9 million shares and 79.6 million shares, respectively, were available for future share-based award grants under the 2006 Motorola Omnibus Plan, covering all equity awards to employees and non-employee directors.

      The following table summarizes information about stock options outstanding and exercisable at December 31, 2006 (in thousands, except exercise price and years):

	Options Outstanding			Options Exercisable

		Wtd. avg.	Wtd. avg.		Wtd. avg.
	No. of	Exercise	contractual	No. of	Exercise
Exercise price range	options	Price	life (in yrs.)	options	Price

Under $7	279	$7	4	267	$6
$7-$13	72,163	10	5	59,303	11
$14-$20	93,426	16	6	43,342	17
$21-$27	37,169	22	9	1,732	25
$28-$34	1,792	32	3	1,792	32
$35-$41	28,203	39	8	28,203	39
$42-$48	377	44	4	377	44
$49-$55	36	51	3	36	51

	233,445			135,052

      The weighted average contractual life for options outstanding and exercisable as of December 31, 2006 was seven and six years, respectively.
Restricted Stock and Restricted Stock Units
      Restricted stock (“RS”) and restricted stock unit (“RSU”) grants consist of shares or the rights to shares of the Company’s common stock which are awarded to employees and non-employee directors. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. Upon the occurrence of a change in control, the restrictions on all shares of RS and RSU outstanding on the date on which the change in control occurs will lapse.
      Restricted stock and restricted stock unit activity for the year ended December 31, 2006 was as follows:

		Wtd. Avg.	Aggregate
		Grant Date	Intrinsic
	RS and RSU	Fair Value	Value

	(In thousands)		(In millions)
RS and RSU outstanding at January 1, 2006	4,383	$16	$98
Granted	2,761	22
Vested	(938)	15
Terminated, cancelled or expired	(190)	18

RS and RSU outstanding at December 31, 2006	6,016	19	123

      At December 31, 2006, the Company had unrecognized compensation expense related to restricted stock and restricted stock units of $66 million, expected to be recognized over the weighted average period of approximately three years. An aggregate of approximately 2.8 million, 1.7 million and 1.1 million shares of restricted stock and restricted stock units were granted in 2006, 2005 and 2004, respectively. The amortization of unrecognized compensation for the years ended December 31, 2006, 2005 and 2004 was $24 million, $14 million and $24 million, respectively. The total fair value of restricted stock and restricted stock unit shares vested during the years ended December 31, 2006, 2005 and 2004 was $22 million, $32 million and $3 million, respectively.

Total Share-Based Compensation Presentation
      Under the modified prospective transition method, results for prior periods have not been restated to reflect the effects of implementing SFAS 123R. The following pro forma information is presented for comparative purposes and illustrate the pro forma effect on Earnings from continuing operations and Net earnings and the respective earnings per share for each period presented as if the Company had applied the fair value recognition provisions to share-based employee compensation prior to 2006 (in millions, except per share amounts):

	Continuing Operations				Net Earnings

Years Ended December 31	2006		2005	2004	2006		2005	2004

Earnings:
Earnings, as reported		$3,261	$4,519	$2,099		$3,661	$4,578	$1,532
Add: Share-based employee compensation expense included in reported earnings, net of related tax effects		n/a	9	15		n/a	9	19
Deduct: Share-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects		n/a	(170)	(150)		n/a	(170)	(188)

Pro forma earnings		$3,261	$4,358	$1,964		$3,661	$4,417	$1,363

Basic earnings per common share:
As reported		$1.33	$1.83	$0.89		$1.50	$1.85	$0.65
Pro forma	$	n/a	$1.76	$0.83	$	n/a	$1.79	$0.58
Diluted earnings per common share:
As reported		$1.30	$1.79	$0.87		$1.46	$1.81	$0.64
Pro forma	$	n/a	$1.72	$0.81	$	n/a	$1.75	$0.57

      Prior to adopting SFAS 123R, the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the statements of cash flows. As a result, $210 million and $51 million of excess tax benefits for 2005 and 2004, respectively, have been classified as an operating cash inflow. SFAS 123R requires cash flows resulting from excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. As a result of adopting SFAS 123R, $165 million of excess tax benefits for 2006 have been classified as a financing cash inflow.
Motorola Incentive Plan
      The Motorola Incentive Plan provides eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals are met. The provisions for awards under these incentive plans for the years ended December 31, 2006, 2005 and 2004 were $268 million, $548 million and $771 million, respectively.
Mid-Range Incentive Plan
      The Mid-Range Incentive Plan (“MRIP”) rewarded participating elected officers for the Company’s achievement of outstanding performance during the period, based on two performance objectives measured over two-year cycles. The provision for MRIP for the years ended December 31, 2005 and 2004 was $19 million and $56 million, respectively.
Long-Range Incentive Plan
      In 2005, a Long-Range Incentive Plan (“LRIP”) was introduced to replace MRIP. LRIP rewards participating elected officers for the Company’s achievement of outstanding performance during the period, based on two performance objectives measured over three-year cycles. The provision for LRIP for the years ended December 31, 2006 and 2005 was $16 million and $15 million, respectively.

9. Financing Arrangements
       Finance receivables consist of the following:

December 31	2006	2005

Gross finance receivables	$279	$272
Less allowance for losses	(10)	(12)

	269	260
Less current portion	(124)	(178)

Long-term finance receivables	$145	$82

      Current finance receivables are included in Accounts receivable and long-term finance receivables are included in Other assets in the Company’s consolidated balance sheets. Interest income recognized on finance receivables for the years ended December 31, 2006, 2005 and 2004 was $9 million, $7 million and $9 million, respectively. Impaired finance receivables totaled $1 million and $10 million at December 31, 2006 and 2005, respectively, with $1 million and $10 million allowance for losses at December 31, 2006 and 2005, respectively. Interest income on impaired finance receivables is recognized as cash is collected and totaled less than $1 million for the year ended December 31, 2006 and 2005 and $2 million for the year ended December 31, 2004.
      On October 28, 2005, the Company entered into an agreement to resolve disputes regarding Telsim Mobil Telekomunikasyon Hizmetleri A.S. (“Telsim”) with Telsim and the government of Turkey. The government of Turkey and the Turkish Savings and Deposit Insurance Fund (“TMSF”) are third-party beneficiaries of the settlement agreement. In settlement of its claims, the Company received $410 million in cash in 2006 and $500 million in cash in 2005. The Company is permitted to, and will continue to, enforce its U.S. court judgment against the Uzan family, except in Turkey and three other countries.
      From time to time, the Company sells short-term receivables, long-term loans and lease receivables under sales-type leases (collectively, “finance receivables”) to third parties in transactions that qualify as “true-sales.” Certain of these finance receivables are sold to third parties on a one-time, non-recourse basis, while others are sold to third parties under committed facilities that involve contractual commitments from these parties to purchase qualifying receivables up to an outstanding monetary limit. Committed facilities may be revolving in nature. Certain sales may be made through separate legal entities that are also consolidated by the Company. The Company may or may not retain the obligation to service the sold finance receivables.
      In the aggregate, at December 31, 2006, these committed facilities provided for up to $1.3 billion to be outstanding with the third parties at any time, as compared to up to $1.1 billion provided at December 31, 2005 and up to $724 million provided at December 31, 2004. As of December 31, 2006, $817 million of these committed facilities were utilized, compared to $585 million utilized at December 31, 2005 and $305 million utilized at December 31, 2004. Certain events could cause one of these facilities to terminate. In addition, before receivables can be sold under certain of the committed facilities, they may need to meet contractual requirements, such as credit quality or insurability.
      Total finance receivables sold by the Company were $6.4 billion in 2006 (including $6.2 billion of short-term receivables), compared to $4.5 billion sold in 2005 (including $4.2 billion of short-term receivables) and $3.8 billion sold in 2004 (including $3.8 billion of short-term receivables). As of December 31, 2006, there were $1.1 billion of receivables outstanding under these programs for which the Company retained servicing obligations (including $789 million of short-term receivables), compared to $1.0 billion outstanding at December 31, 2005 (including $838 million of short-term receivables) and $720 million outstanding at December 31, 2004 (including $589 of short-term receivables).
      Under certain of the receivables programs, the value of the receivables sold is covered by credit insurance obtained from independent insurance companies, less deductibles or self-insurance requirements under the policies (with the Company retaining credit exposure for the remaining portion). The Company’s total credit exposure to outstanding short-term receivables that have been sold was $19 million at December 31, 2006 as compared to $66 million at December 31, 2005. A reserve of $4 million was recorded for potential losses on sold receivables at both December 31, 2006 and December 31, 2005.

      Certain purchasers of the Company’s infrastructure equipment continue to request that suppliers provide financing in connection with equipment purchases. These requests may include all or a portion of the purchase price of the equipment. Periodically, the Company makes commitments to provide financing to purchasers in connection with the sale of equipment. However, the Company’s obligation to provide financing is often conditioned on the issuance of a letter of credit in favor of the Company by a reputable bank to support the purchaser’s credit or a pre-existing commitment from a reputable bank to purchase the receivable from the Company. The Company had outstanding commitments to extend credit to third-parties totaling $398 million at December 31, 2006, compared to $689 million at December 31, 2005. Of these amounts, $262 million was supported by letters of credit or by bank commitments to purchase receivables at December 31, 2006, compared to $594 million at December 31, 2005.
      In addition to providing direct financing to certain equipment customers, the Company also assists customers in obtaining financing directly from banks and other sources to fund equipment purchases. The Company had committed to provide financial guarantees relating to customer financing totaling $122 million and $140 million at December 31, 2006 and December 31, 2005, respectively (including $19 million and $66 million, respectively, relating to the sale of short-term receivables). Customer financing guarantees outstanding were $47 million and $79 million at December 31, 2006 and 2005, respectively (including $2 million and $42 million, respectively, relating to the sale of short-term receivables).
10. Commitments and Contingencies
Leases
      The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and information technology and other equipment under principally non-cancelable operating leases. Rental expense, net of sublease income for the years ended December 31, 2006, 2005 and 2004 was $241 million, $250 million and $205 million, respectively. At December 31, 2006, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows: 2007 — $351 million; 2008 — $281 million; 2009 — $209 million; 2010 — $178 million; 2011 — $158 million; beyond — $1.2 billion.
Legal
      Iridium Program: The Company has been named as one of several defendants in putative class action securities lawsuits arising out of alleged misrepresentations or omissions regarding the Iridium satellite communications business, which on March 15, 2001, were consolidated in the federal district court in the District of Columbia under Freeland v. Iridium World Communications, Inc., et al., originally filed on April 22, 1999. Plaintiffs motion for class certification was granted on January 9, 2006 and the trial is scheduled to begin on May 22, 2008.
      The Company was sued by the Official Committee of the Unsecured Creditors of Iridium in the Bankruptcy Court for the Southern District of New York on July 19, 2001. In re Iridium Operating LLC, et al. v. Motorola asserts claims for breach of contract, warranty, fiduciary duty and fraudulent transfer and preferences, and seeks in excess of $4 billion in damages. Trial began on the solvency portion of these claims on October 23, 2006.
      The Company has not reserved for any potential liability that may arise as a result of the litigation described above related to the Iridium program. While the still pending cases are in various stages and the outcomes are not predictable, an unfavorable outcome of one or more of these cases could have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.
      Other: The Company is a defendant in various other suits, claims and investigations that arise in the normal course of business. In the opinion of management, and other than as discussed above with respect to the Iridium cases, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.
Other
      The Company is also a party to a variety of agreements pursuant to which it is obligated to indemnify the other party with respect to certain matters. Some of these obligations arise as a result of divestitures of the Company’s assets or businesses and require the Company to hold the other party harmless against losses arising from the settlement of these pending obligations. The total amount of indemnification under these types of provisions at December 31, 2006 and 2005 was $169 million and $28 million, respectively, with the Company accruing $95 million and $1 million as of December 31, 2006 and 2005, respectively, for certain claims that have been asserted under these provisions.
      In addition, the Company may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial, intellectual property and divestiture agreements. Historically, the Company has not made significant payments under these agreements, nor have there been significant claims asserted against the Company.
      In all indemnification cases, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. Further, the Company’s obligations under these agreements for indemnification based on breach of representations and warranties are generally limited in terms of duration, typically not more than 24 months, and for amounts not in excess of the contract value, and in some instances, the Company may have recourse against third parties for certain payments made by the Company.
      The Company’s operating results are dependent upon our ability to obtain timely and adequate delivery of quality materials, parts and components to meet the demands of our customers. Furthermore certain of our components are available only from a single source or limited sources. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which may have an adverse effect on the Company’s operating results.
11. Information by Segment and Geographic Region
       Beginning in the second quarter of 2007, the Company reports financial results for the following business segments with all historical amounts reclassified to conform to the current segment presentation:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets with integrated software and accessory products, and licenses intellectual property.

•	The Home and Networks Mobility segment designs, manufactures, sells, installs and services: (i) end-to-end digital video system solutions and interactive set-top boxes (“digital entertainment devices”), (ii) voice and data modems for digital subscriber line and cable networks (“broadband gateways”), (iii) wireline broadband access systems, and (iv) wireless access systems (“wireless networks”), including cellular infrastructure systems, to cable and satellite television operators, wireline carriers and wireless service providers.

•	The Enterprise Mobility Solutions segment designs, manufactures, sells, installs and services analog and digital two-way radio, voice and data communications products and systems for private networks, wireless broadband systems and end-to-end enterprise mobility solutions to a wide range of enterprise markets, including government and public safety (which, together with all sales to distributors of two-way communication products, is referred to as the “government and public safety market”), as well as utility, transportation, retail and other commercial customers (which, collectively are referred to as the “commercial enterprise market”).
      Segment operating results are measured based on operating earnings adjusted, if necessary, for certain segment-specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm’s-length pricing basis. Intersegment sales included in other and eliminations were:

Years Ended December 31	2006	2005	2004

Mobile Devices	$65	$190	$212
Home and Networks Mobility	13	7	6
Enterprise Mobility Solutions	31	45	21

	$109	$242	$239

      Identifiable assets (excluding intersegment receivables) are the Company’s assets that are identified with classes of similar products or operations in each geographic region.
      For the years ended December 31, 2005 and 2004, approximately 12% and 13%, respectively, of net sales were to one customer, Sprint Nextel (including Nextel and Nextel affiliates where appropriate). No single customer accounted for more than 10% of net sales for the year ended December 31, 2006.

Segment information

				Operating Earnings
	Net Sales			(Loss)

Years Ended December 31	2006	2005	2004	2006	2005	2004

Mobile Devices	$28,383	$21,459	$17,108	$2,690	$2,192	$1,728
Home and Networks Mobility	9,164	9,037	8,210	787	1,232	925
Enterprise Mobility Solutions	5,400	5,038	4,590	958	860	779

	42,947	35,534	29,908	4,435	4,284	3,432
Other and Eliminations	(100)	(224)	(228)	(343)	321	(440)

	$42,847	$35,310	$29,680

Operating earnings				4,092	4,605	2,992
Total other income				518	1,807	120

Earnings from continuing operations before income taxes				$4,610	$6,412	$3,112

      Effective the fourth quarter 2006, the Company reflects costs associated with the amortization of intangible assets and in-process research and development (“IPR&D”) at the corporate level rather than at the business segment level. Accordingly, these costs have been reclassified for all periods presented from the corresponding business segment to Others and Eliminations to conform to the current period presentation.
      Other as presented in Other and Eliminations above consists primarily of (i) general corporate related expenses, including stock option and employee stock purchase plan expenses, (ii) various corporate programs representing developmental businesses and research and development projects, which are not included in any major segment, and (iii) the Company’s wholly-owned finance subsidiary. Beginning in 2006, certain general corporate expenses, which had previously been allocated to the business segments, are included in the operating expenses of Other. These expenses, which were approximately $98 million for the year ended December 31, 2006, are no longer allocated to the operating segments, primarily include: (i) corporate general and administrative expenses, including strategy, legal, human resources, finance and CEO and CFO functional staff expenses, (ii) corporate marketing expenses, and (iii) research and development projects.
      In 2006, the Company also recorded income of $418 million for a payment relating to the Telsim settlement, partially offset by expenses of $88 million representing a charitable contribution to the Motorola Foundation of appreciated equity holdings in a third party both of which are presented in Other and Eliminations.

							Depreciation
	Assets			Capital Expenditures			Expense

Years Ended December 31	2006	2005	2004	2006	2005	2004	2006	2005	2004

Mobile Devices	$9,316	$7,551	$5,443	$164	$126	$92	$133	$127	$136
Home and Networks Mobility	6,746	5,688	5,389	149	135	127	165	180	199
Enterprise Mobility Solutions	3,268	2,647	2,233	190	164	149	92	98	92

	19,330	15,886	13,065	503	425	368	390	405	427
Other and Eliminations	19,263	19,281	17,083	146	123	37	73	68	75

	38,593	35,167	30,148	$649	$548	$405	$463	$473	$502
Discontinued Operations	—	635	774

	$38,593	$35,802	$30,922

      Assets in Other include primarily cash and cash equivalents, Sigma Funds, deferred income taxes, marketable securities, property, plant and equipment, investments, and the administrative headquarters of the Company.

Geographic area information

							Property, Plant, and
	Net Sales*			Assets**			Equipment
Years Ended
December 31	2006	2005	2004	2006	2005	2004	2006	2005	2004

United States	$18,776	$16,749	$14,261	$24,212	$23,635	$18,932	$1,089	$1,010	$1,061
China	4,664	2,908	2,928	4,649	3,843	3,532	278	189	209
United Kingdom	1,306	1,532	1,452	1,773	1,962	966	134	127	132
Germany	874	882	700	1,195	990	968	131	118	138
Israel	659	534	502	1,195	1,372	1,217	156	134	125
Singapore	176	156	163	3,713	2,993	3,388	39	35	32
Other nations	16,392	12,549	9,674	6,051	4,330	5,193	498	457	388
Adjustments and Eliminations	—	—	—	(4,195)	(3,958)	(4,048)	(58)	(50)	(28)

	$42,847	$35,310	$29,680	$38,593	$35,167	$30,148	$2,267	$2,020	$2,057

*	Net sales by geographic region are measured by the locale of end customer.

**	Excludes assets held for sale relating to discontinued operations of $635 million and $774 million at December 31, 2005 and 2004, respectively.
12. Shareholder Rights Plan
       Effective August 1, 2006 (the “Termination Date”), the Company terminated its shareholder rights plan. The shareholder rights plan was scheduled to expire in November 2008. On the Termination Date, in connection with the termination of the shareholder rights plan, the Company made the filings necessary to eliminate all references to the Company’s Junior Participating Preferred Stock, Series B (“Series B”) from its Restated Certificate of Incorporation. Accordingly, no authorized Series B shares are reflected in the Company’s consolidated balance sheet as of December 31, 2006. No Series B shares were or have been issued.
13. Reorganization of Businesses
       The Company maintains a formal Involuntary Severance Plan (the “Severance Plan”) which permits the Company to offer eligible employees severance benefits based on years of service and employment grade level in the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. Each separate reduction-in-force has qualified for severance benefits under the Severance Plan and, therefore, such benefits are accounted for in accordance with SFAS No. 112, “Accounting for Postemployment Benefits” (“SFAS 112”). Under the provisions of SFAS 112, the Company recognizes termination benefits based on formulas per the Severance Plan at the point in time that future settlement is probable and can be reasonably estimated based on estimates prepared at the time a restructuring plan is approved by management. Exit costs primarily consist of future minimum lease payments on vacated facilities. At each reporting date, the Company evaluates its accruals for exit costs and employee separation costs to ensure the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. The Company reverses accruals through the income statement line item where the original charges were recorded when it is determined they are no longer required.

2006 Charges
      During the year ended December 31, 2006, the Company committed to implement various productivity improvement plans aimed principally at: (i) reducing costs in its supply-chain activities, (ii) integration synergies, and (iii) reducing other operating expenses, primarily relating to engineering and development costs. The Company recorded net reorganization of business charges of $213 million, including $41 million of charges in Costs of sales and $172 million of charges under Other charges in the Company’s consolidated statement of operations. Included in the aggregate $213 million are charges of $191 million for employee separation costs, $15 million for fixed asset impairment charges and $30 million for exit costs, partially offset by $23 million of reversals for accruals no longer needed. Total employees impacted by the actions committed to in 2006 are 3,900.
      The following table displays the net reorganization of business charges by segment:

Year Ended December 31,	2006

Mobile Devices	$(1)
Home and Networks Mobility	124
Enterprise Mobility Solutions	83

206
General Corporate	7

$213

      The following table displays a rollforward of the reorganization of business accruals established for exit costs and employee separation costs from January 1, 2006 to December 31, 2006:

	Accruals at	2006		2006	Accruals at
	January 1,	Additional	2006(1)	Amount	December 31,
	2006	Charges	Adjustments	Used	2006

Exit costs — lease terminations	$50	$30	$(7)	$(19)	$54
Employee separation costs	53	191	(16)	(124)	104

	$103	$221	$(23)	$(143)	$158

(1)	Includes translation adjustments.
Exit Costs — Lease Terminations
      At January 1, 2006, the Company had an accrual of $50 million for exit costs attributable to lease terminations. The 2006 additional charges of $30 million were primarily related to a lease cancellation by the Enterprise Mobility Solutions segment. The 2006 adjustments of $7 million represent reversals of accruals no longer needed. The $19 million used in 2006 reflects cash payments to lessors. The remaining accrual of $54 million, which is included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2006, represents future cash payments for lease termination obligations.
Employee Separation Costs
      At January 1, 2006, the Company had an accrual of $53 million for employee separation costs, representing the severance costs for approximately 1,600 employees, of which 1,100 were direct employees and 500 were indirect employees. The 2006 additional charges of $191 million represent costs for an additional 3,900 employees, of which 1,700 were direct employees and 2,200 were indirect employees. The adjustments of $16 million represent reversals of accruals no longer needed.
      During 2006, approximately 3,200 employees, of which 1,400 were direct employees and 1,800 were indirect employees, were separated from the Company. The $124 million used in 2006 reflects cash payments to these separated employees. The remaining accrual of $104 million, which is included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2006, is expected to be paid to approximately 2,300 employees to be separated in 2007.
2005 Charges
      During the year ended December 31, 2005, the Company recorded net reorganization of business charges of $91 million, including $37 million of charges in Costs of sales and $54 million of charges under Other charges in the Company’s consolidated statement of operations. Included in the aggregate $91 million are charges of $86 million for employee separation costs and $15 million for fixed asset impairment charges and $5 million for exit costs, partially offset by $15 million of reversals for accruals no longer needed. Total employees impacted by these action were approximately 2,600.

      The following table displays the net reorganization of business charges by segment:

Year Ended December 31,	2005

Mobile Devices	$27
Home and Networks Mobility	7
Enterprise Mobility Solutions	49

83
General Corporate	8

$91

      The following table displays a rollforward of the reorganization of business accruals established for exit costs and employee separation costs from January 1, 2005 to December 31, 2005:

	Accruals at	2005		2005	Accruals at
	January 1,	Additional	2005(1)	Amount	December 31,
	2005	Charges	Adjustments	Used	2005

Exit costs — lease terminations	$73	$5	$(7)	$(21)	$50
Employee separation costs	41	86	(14)	(60)	53

	$114	$91	$(21)	$(81)	$103

(1)	Includes translation adjustments.
Exit Costs — Lease Terminations
      At January 1, 2005, the Company had an accrual of $73 million for exit costs attributable to lease terminations. The 2005 additional charges of $5 million were primarily related to a lease cancellation by the Enterprise Mobility Solutions segment. The 2005 adjustments of $7 million represented reversals of $1 million for accruals no longer needed and $6 million of translation adjustments. The $21 million used in 2005 reflected cash payments to lessors. The remaining accrual of $50 million, which was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2005, represents future cash payments for lease termination obligations.
Employee Separation Costs
      At January 1, 2005, the Company had an accrual of $41 million for employee separation costs, representing the severance costs for approximately 400 employees, of which 50 were direct employees and 350 were indirect employees. The 2005 additional charges of $86 million represented the severance costs for approximately 2,600 employees, of which 1,300 were direct employees and 1,300 were indirect employees. The adjustments of $14 million represented reversals of accruals no longer needed.
      During 2005, approximately 1,400 employees, of which 300 were direct employees and 1,100 were indirect employees, were separated from the Company. The $60 million used in 2005 reflected cash payments to these separated employees. The remaining accrual of $53 million was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2005.
2004 Charges
      During the year ended December 31, 2004, the Company recorded net reorganization of business reversals of $15 million, including $4 million of reversals in Costs of sales and $11 million of reversals under Other charges in the Company’s consolidated statement of operations. Included in the aggregate $15 million are charges of $54 million for employee separation costs, partially offset by $63 million of reversals for accruals no longer needed and $6 million for fixed asset adjustment income. Total employees impacted by these actions were approximately 800.

      The following table displays the net reorganization of business charges by segment:

Year Ended December 31,	2004

Mobile Devices	$(28)
Home and Networks Mobility	(7)
Enterprise Mobility Solutions	5

(30)
General Corporate	15

$(15)

      The following table displays a rollforward of the reorganization of business accruals established for exit costs and employee separation costs from January 1, 2004 to December 31, 2004:

	Accruals
	at	2004		2004	Accruals at
	January 1,	Additional	2004(1)	Amount	December 31,
	2004	Charges	Adjustments	Used	2004

Exit costs — lease terminations	$122	$—	$(18)	$(31)	$73
Employee separation costs	116	54	(34)	(95)	41

	$238	$54	$(52)	$(126)	$114

(1)	Includes translation adjustments.
Exit Costs — Lease Terminations
      At January 1, 2004, the Company had an accrual of $122 million for exit costs attributable to lease terminations. The 2004 adjustments of $18 million represented reversals of $29 million for accruals no longer needed, partially offset by an $11 million translation adjustment. The $31 million used in 2004 reflected cash payments to lessors. The remaining accrual of $73 million, which was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2004, represents future cash payments for lease termination obligations.
Employee Separation Costs
      At January 1, 2004, the Company had an accrual of $116 million for employee separation costs, representing the severance costs for approximately 2,100 employees, of which 1,000 were direct employees and 1,100 were indirect employees. The 2004 additional charges of $54 million represented the severance costs for approximately 800 employees, of which 100 were direct employees and 700 were indirect employees. The adjustments of $34 million represented reversals of accruals no longer needed.
      During 2004, approximately 2,500 employees, of which 1,000 were direct employees and 1,500 were indirect employees, were separated from the Company. The $95 million used in 2004 reflected cash payments to these separated employees. The remaining accrual of $41 million was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2004.

14.	Acquisitions and Related Intangibles
       The Company accounts for acquisitions using purchase accounting with the results of operations for each acquiree included in the Company’s consolidated financial statements for the period subsequent to the date of acquisition. The pro forma effects of these acquisitions on the Company’s consolidated financial statements were not significant individually nor in the aggregate.
      The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. Historical pricing, margins and expense levels, where applicable, were used in the valuation of the in-process products. The in-process research and development acquired will have no alternative future uses if the products are not feasible.

      The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, the Company will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue and there are no known delays to forecasted plans.
      The following is a summary of significant acquisitions in 2006, 2005 and 2004:

				In-Process
				Research and
	Quarter			Development
	Acquired	Consideration	Form of Consideration	Charge

2006 Acquisitions
Broadbus Technologies, Inc.	Q3	$181	Cash	$12
TTP Communications plc	Q3	$193	Cash	$17
Kreatel Communications AB	Q1	$108	Cash	$1
2005 Acquisitions
No significant acquisitions	—	—	—	—
2004 Acquisitions
MeshNetworks, Inc.	Q4	$169	Cash	$16
Force Computers	Q3	$121	Cash	$2

      The following table summarizes net tangible and intangible assets acquired and the consideration provided for the acquisitions identified above:

Years Ended December 31	2006	2005	2004

Tangible net assets	$20	$—	$39
Goodwill	262	—	178
Other intangibles	170	—	55
In-process research and development	30	—	18

	$482	$—	$290

Consideration:
Cash	$482	$—	$290
Stock	—	—	—

	$482	$—	$290

Broadbus Technologies, Inc.
      In September 2006, the Company acquired Broadbus Technologies, Inc. (“Broadbus”), a leading provider of content on-demand technologies, for $181 million in cash. The Company recorded $131 million in goodwill, none of which is expected to be deductible for tax purposes, a $12 million charge for acquired in-process research and development costs, and $30 million in identifiable intangible assets. The acquired in-process research and development will have no alternative future uses if the products are not feasible. At the date of the acquisition, one project was in process. This project is expected to be completed in 2008. The average risk adjusted rate used to value this project was 22%. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. These research and development costs were expensed at the date of acquisition. Goodwill and intangible assets are included in Other assets in the Company’s consolidated balance sheets. The intangible assets are being amortized over periods ranging from 3 to 5 years on a straight-line basis.
      The results of operations of Broadbus have been included in the Home and Networks Mobility segment in the Company’s consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company’s consolidated financial statements were not significant.

TTP Communications plc
      In August 2006, the Company acquired TTP Communications plc (“TTPCom”), a leader in wireless software platforms, protocol stacks and semiconductor solutions, for $193 million in cash. The Company recorded $52 million in goodwill, a portion of which is expected to be deductible for tax purposes, a $17 million charge for acquired in-process research and development costs, and $118 million in identifiable intangible assets. The acquired in-process research and development will have no alternative future uses if the products are not feasible. At the date of the acquisition, a total of four projects were in process. These projects are expected to be completed in 2008. The average risk adjusted rate used to value these projects was 18%. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. These research and development costs were expensed at the date of acquisition. Goodwill and intangible assets are included in Other assets in the Company’s consolidated balance sheets. The intangible assets are being amortized over periods ranging from 18 months to 5 years on a straight-line basis.
      The results of operations of TTPCom have been included in the Mobile Devices segment in the Company’s consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company’s consolidated financial statements were not significant.
Kreatel Communications AB
      In February 2006, the Company acquired Kreatel Communications AB (“Kreatel”), a leading developer of innovative Internet Protocol (“IP”) based digital set-top boxes, for $108 million in cash. The Company recorded $79 million in goodwill, a portion of which is expected to be deductible for tax purposes, a $1 million charge for acquired in-process research and development costs, and $22 million in identifiable intangible assets. The acquired in-process research and development will have no alternative future uses if the products are not feasible. At the date of the acquisition, a total of two projects were in process. These projects have since been completed. The average risk adjusted rate used to value these projects was 19%. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. These research and development costs were expensed at the date of acquisition. Goodwill and intangible assets are included in Other assets in the Company’s consolidated balance sheets. The intangible assets are being amortized over periods ranging from 2 to 4 years on a straight-line basis.
      The results of operations of Kreatel have been included in the Home and Networks Mobility segment in the Company’s consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company’s consolidated financial statements were not significant.
MeshNetworks
      In November 2004, the Company acquired MeshNetworks, Inc. (“MeshNetworks”), a developer of mobile mesh networking and position location technologies that allow customers to deploy high-performance, Internet Protocol-based wireless broadband networks, for $169 million in cash.
      The Company recorded approximately $119 million in goodwill, none of which is expected to be deductible for tax purposes, a $16 million charge for acquired in-process research and development, and $20 million in other intangibles. The acquired in-process research and development will have no alternative future uses if the products are not feasible. At the date of the acquisition, a total of three projects were in process. These projects have since been completed. The average risk adjusted rate used to value these projects was 45%. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. These research and development costs were written off at the date of acquisition and have been included in Other Charges in the Company’s consolidated statements of operations. Goodwill and intangible assets are included in Other Assets in the Company’s consolidated balance sheets. The intangible assets will be amortized over a period of 5 years on a straight-line basis.
      The results of operations of MeshNetworks have been included in the Enterprise Mobility Solutions segment in the Company’s consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company’s consolidated financial statements were not significant.

Force Computers
      In August 2004, the Company acquired Force Computers (“Force”), a worldwide designer and supplier of open, standards-based and custom embedded computing solutions, for $121 million in cash.
      The Company recorded approximately $59 million in goodwill, none of which was deductible for tax purposes, a $2 million charge for acquired in-process research and development, and $35 million in other intangibles. The in-process research and development costs were written off at the date of acquisition and have been included in Other Charges in the Company’s consolidated statements of operations. Goodwill and intangible assets are included in Other Assets in the Company’s consolidated balance sheets. The intangible assets will be amortized over a period of 5 years on a straight-line basis.
      The results of operations of Force have been included in the Home and Networks Mobility segment in the Company’s consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company’s consolidated financial statements were not significant.
2007 Acquisitions
      Symbol Technologies, Inc.: In January 2007, the Company completed the acquisition of Symbol Technologies, Inc. (“Symbol”), for approximately $3.9 billion in cash. Symbol is a leader in designing, developing, manufacturing and servicing products and systems used in end-to-end enterprise mobility solutions featuring rugged mobile computing, advanced data capture, radio frequency identification, wireless infrastructure and mobility management.
      Good Technology, Inc.: In January 2007, the Company completed the acquisition of Good Technology, Inc., for approximately $500 million in cash. Good Technology, Inc. is a leader in enterprise mobile computing software and service.
      Netopia, Inc.: In February 2007, the Company completed the acquisition of Netopia, Inc., for approximately $200 million in cash. Netopia, Inc. is a broadband equipment provider for DSL customers, which allows for phone, TV and fast Internet connections.
Intangible Assets
      Amortized intangible assets, excluding goodwill were comprised of the following:

	2006		2005

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
December 31	Amount	Amortization	Amount	Amortization

Intangible assets:
Licensed technology	$119	$107	$112	$104
Completed technology	486	334	407	285
Other intangibles	285	95	149	48

	$890	$536	$668	$437

      Amortization expense on intangible assets, which is included within Other and Eliminations, was $100 million, $67 million and $52 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 future amortization expense is estimated to be $116 million for 2007, $85 million in 2008, $69 million in 2009, $48 million in 2010, and $29 million in 2011.

      Amortized intangible assets, excluding goodwill by business segment:

	2006		2005

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
December 31	Amount	Amortization	Amount	Amortization

Mobile Devices	$154	$41	$36	$14
Home and Networks Mobility	588	430	520	380
Enterprise Mobility Solutions	148	65	112	43

	$890	$536	$668	$437

      The following tables display a rollforward of the carrying amount of goodwill from January 1, 2005 to December 31, 2006, by business segment:

	January 1,			December 31,
Segment	2006	Acquired	Adjustments	2006

Mobile Devices	$17	$52	$—	$69
Home and Networks Mobility	1,009	235	22	1,266
Enterprise Mobility Solutions	323	49	(1)	371

	$1,349	$336	$21	$1,706

	January 1,			December 31,
Segment	2005	Acquired	Adjustments	2005

Mobile Devices	$17	$—	$—	$17
Home and Networks Mobility	1,009	16	(16)	1,009
Enterprise Mobility Solutions	257	73	(7)	323

	$1,283	$89	$(23)	$1,349

      The goodwill impairment test is performed at the reporting unit level and is a two-step analysis. First, the fair value (“FV”) of each reporting unit is compared to its book value. If the FV of the reporting unit is less than its book value, the Company performs a hypothetical purchase price allocation based on the reporting unit’s FV to determine the FV of the reporting unit’s goodwill. FV is determined with the help of independent appraisal firms using a combination of present value techniques and quoted market prices of comparable businesses. No impairment charges were required for the year ended December 31, 2006 or December 31, 2005. For the year ended December 31, 2004, the Company determined that goodwill related to a sensor group, which was subsequently divested in 2005, was impaired by a total of $125 million.

15. Valuation and Qualifying Accounts
       The following table presents the valuation and qualifying account activity for the years ended December 31, 2006, 2005 and 2004:

	Balance at	Charged to			Balance at
	January 1	Earnings	Used	Adjustments(1)	December 31

2006
Reorganization of Businesses	$103	$221	$(143)	$(23)	$158
Allowance for Doubtful Accounts	101	50	(58)	(15)	78
Allowance for Losses on Finance Receivables	12	5	(8)	1	10
Inventory Reserves	529	517	(490)	(140)	416
Warranty Reserves	467	977	(891)	(23)	530
Customer Reserves	1,171	4,218	(3,597)	(487)	1,305
2005
Reorganization of Businesses	114	91	(81)	(21)	103
Allowance for Doubtful Accounts	173	17	(14)	(75)	101
Allowance for Losses on Finance Receivables	1,966	—	(1,926)	(28)	12
Inventory Reserves	522	569	(389)	(173)	529
Warranty Reserves	472	816	(696)	(125)	467
Customer Reserves	842	3,215	(2,588)	(298)	1,171
2004
Reorganization of Businesses	238	54	(126)	(52)	114
Allowance for Doubtful Accounts	247	36	(24)	(86)	173
Allowance for Losses on Finance Receivables	2,095	2	(69)	(62)	1,966
Inventory Reserves	568	377	(376)	(47)	522
Warranty Reserves	332	600	(342)	(118)	472
Customer Reserves	573	2,563	(2,018)	(276)	842

(1)	Includes translation adjustments.

16. Quarterly and Other Financial Data (unaudited)*

	2006				2005

	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Operating Results
Net sales	$9,632	$10,820	$10,603	$11,792	$7,776	$8,418	$9,059	$10,057
Costs of sales	6,701	7,463	7,233	8,723	5,200	5,664	6,133	6,884

Gross margin	2,931	3,357	3,370	3,069	2,576	2,754	2,926	3,173

Selling, general and administrative expenses	1,069	1,154	1,123	1,158	886	877	881	984
Research and development expenditures	964	1,035	1,046	1,061	823	897	901	979
Other charges (income)	49	(354)	233	97	11	22	64	(501)

Operating earnings	849	1,522	968	753	856	958	1,080	1,711

Earnings from continuing operations	656	1,349	727	529	685	919	1,738	1,177
Net earnings	686	1,384	968	623	692	933	1,751	1,202
Per Share Data (in dollars)
Continuing Operations:
Basic earnings per common share	$0.26	$0.55	$0.30	$0.22	$0.28	$0.37	$0.70	$0.47
Diluted earnings per common share	0.26	0.54	0.29	0.21	0.28	0.37	0.68	0.46
Net Earnings:
Basic earnings per common share	0.28	0.56	0.40	0.26	0.28	0.38	0.71	0.48
Diluted earnings per common share	0.27	0.55	0.39	0.25	0.28	0.37	0.69	0.47
Dividends declared	0.04	0.05	0.05	0.05	0.04	0.04	0.04	0.04
Dividends paid	0.04	0.04	0.05	0.05	0.04	0.04	0.04	0.04
Stock prices
High	24.67	24.24	25.55	26.30	17.52	19.25	23.99	24.99
Low	20.22	19.01	18.66	20.17	14.69	14.48	18.05	19.45

*	Certain amounts in prior years’ financial statements and related notes have been reclassified to conform to the 2006 presentation.